EXHIBIT 10.1

CUSIP: 929159AU5

CUSIP: 929159AV3 (Revolver)

CREDIT AGREEMENT

dated as of June 19, 2015,

among

VULCAN MATERIALS COMPANY,
as the Borrower,

The GUARANTORS FROM TIME TO TIME PARTY HERETO,

The LENDERS FROM TIME TO TIME PARTY HERETO,

SUNTRUST BANK,
as the Administrative Agent,

with

SUNTRUST ROBINSON HUMPHREY, INC.,
as Left Lead Arranger and Bookrunner,

and

WELLS FARGO SECURITIES, LLC,
as Joint Lead Arranger and Bookrunner,

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arranger and Bookrunner and Co-Syndication Agent,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agent

and

BANK OF AMERICA, N.A.,

as Co-Documentation Agent,

and

REGIONS BANK,

as Co-Documentation Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Notice of Conversion/Continuation
Exhibit E	-	Form of Request for Loan
Exhibit F	-	Form of Request for Issuance of Letter of Credit
Exhibit G	-	Form of Revolving Loan Note
Exhibit H	-	Form of Joinder Supplement

-i-

(continued)

SCHEDULES

Annex I	Pricing Grid
Schedule 1.1(a)	Revolving Commitment Ratios
Schedule 1.1(b)	Permitted Liens
Schedule 1.1(c)	Existing Letters of Credit
Schedule 5.1(c)-1	Subsidiaries
Schedule 5.1(c)-2	Partnerships/Joint Ventures
Schedule 5.1(c)-3	Guarantors
Schedule 5.1(l)	ERISA
Schedule 5.1(t)	Environmental Matters
Schedule 7.1(b)	Permitted Indebtedness
Schedule 7.4	Permitted Investments

-ii-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) dated as of June 19, 2015, is by and among VULCAN MATERIALS COMPANY, a New Jersey corporation (the “Borrower”), the Persons party hereto from time to time as Guarantors, the financial institutions party hereto from time to time as Lenders, SUNTRUST BANK, as an Issuing Bank, and SUNTRUST BANK, as the Administrative Agent, with SUNTRUST ROBINSON HUMPHREY, INC., as Left Lead Arranger and Bookrunner, WELLS FARGO SECURITIES, LLC, as a Joint Lead Arranger and Bookrunner, U.S. BANK NATIONAL ASSOCIATION, as a Joint Lead Arranger and Bookrunner and a Co-Syndication Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Co-Syndication Agent, BANK OF AMERICA, N.A., as a Co-Documentation Agent, and REGIONS BANK, as a Co-Documentation Agent.

WITNESSETH:

WHEREAS, the Borrower has requested that the Administrative Agent, the Issuing Bank and the Lenders make available to it the Commitments, Loans, and other financial accommodations set forth herein on the terms and conditions set forth herein; and

WHEREAS, the Administrative Agent, the Issuing Bank and the Lenders are willing to make the requested Commitments, Loans and other financial accommodations available to the Borrower upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS, ACCOUNTING PRINCIPLES AND
OTHER INTERPRETIVE MATTERS

Section 1.1           Definitions. For the purposes of this Agreement:

“5B Rating” shall mean, as of any date of determination, the satisfaction of each of the following: (a) the Borrower’s Rating from at least one of the Rating Agencies is at least Baa3/BBB- (with a stable outlook or better) and (b) the Borrower’s Rating from any of the other Rating Agencies is at least Ba1/BB+ (with a stable outlook or better).

“Account Debtor” shall mean any Person who is obligated to make payments in respect of an Account.

“Accounts” shall mean all “accounts,” as such term is defined in the UCC, of each Credit Party whether now existing or hereafter created or arising, including, without limitation, (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments) (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to a Credit Party arising out of the use of a credit card or charge card or for services rendered or to be rendered by such Credit Party, and (e) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Acquisition Consideration” shall mean the total consideration paid or payable (including, without limitation, any earn-out obligations and all Indebtedness assumed) with respect to an Acquisition.

“Acquisition” shall mean (whether by purchase, exchange, merger or any other method) any acquisition of (a) any other Person, which Person shall then become consolidated with the Borrower or any Subsidiary of the Borrower, (b) all or substantially all of the assets of any other Person, or (c) assets that constitute a division or operating unit of any Person.

“Administrative Agent” shall mean SunTrust Bank, acting as administrative agent for the Lender Group, and any successor Administrative Agent appointed pursuant to Section 9.7.

“Administrative Agent Indemnified Person” shall have the meaning specified in Section 9.10.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, 23rd Floor, Atlanta, Georgia 30308, Attention: Portfolio Manager, or such other office as may be designated by the Administrative Agent pursuant to the provisions of Section 10.1.

“Administrative Questionnaire” shall mean a questionnaire substantially in the form of Exhibit A.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or that is a director, officer, manager or partner of such Person. For purposes of this definition, “control”, when used with respect to any Person, includes, without limitation, the direct or indirect beneficial ownership of ten percent (10%) or more of the outstanding Equity Interests of such Person or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Revolving Credit Obligations” shall mean, as of any particular time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, (b) the aggregate principal amount of all Swing Loans then outstanding, and (c) the aggregate amount of all Letter of Credit Obligations then outstanding.

“Aggregates” shall mean all stone, sand, gravel, limestone and similar minerals, including, but not limited to, all such materials that constitute As-Extracted Collateral under the UCC (but excluding oil and gas).

“Agreement” shall mean this Credit Agreement, together with all Exhibits and Schedules hereto in each case, as amended, restated, supplemented, or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Credit Party or any Affiliate of a Credit Party from time to time concerning or relating to bribery or corruption.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of Governmental Authorities applicable, whether by law or by virtue of contract, to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

2

“Applicable Margin” shall mean, with respect to Base Rate Loans, Eurodollar Loans, and the Commitment Fee, the lower of the percentages resulting from reference to Part A (Total Leverage Ratio) and Part B (Ratings) of Annex I attached hereto; provided that, until the delivery to the Administrative Agent of the Borrower’s financial statements and Compliance Certificate for the fiscal quarter ending June 30, 2015, the Applicable Margin shall be determined by reference to Level BI of Annex I.

The Applicable Margin based upon Part A of Annex I shall be effective as of the second Business Day following the date that the Administrative Agent receives the Compliance Certificate; provided, that if the Borrower shall have failed to timely deliver such Compliance Certificate, the Applicable Margin shall be at Level AI on Annex I from the second Business Day after the due date of the Compliance Certificate until the second Business Day after such Compliance Certificate is delivered, at which time the Applicable Margin shall be determined as provided in the paragraph above.

The Applicable Margin based upon Part B of Annex I shall be based on the higher of the two highest Ratings so long as such two Ratings are within one level of each other (and, if such two Ratings differ by more than one level, the Applicable Margin shall be based on the Rating that is one level lower than the highest Rating). If only one Rating Agency is providing a Rating, the Applicable Margin shall be determined by such Rating. Each change in the Applicable Margin resulting from a change in any Rating shall be effective as of the second Business Day following the date on which it is first announced by the applicable Rating Agency.

If (i) all of the Rating Agencies shall cease to be in the business of rating corporate debt obligations or (ii) the Administrative Agent or the Borrower reasonably requests due to a material change in the rating system of a Rating Agency that is then providing a Rating, the Borrower, the Administrative Agent and the Lenders shall negotiate in good faith to amend this definition and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the Rating(s) most recently in effect prior to such cessation or change.

In the event that any financial statement or Compliance Certificate delivered under this Agreement is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period under Part A of Annex I (for purposes of this definition, an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall promptly (but in any event within three (3) Business Days or such longer period as the Administrative Agent may approve in its sole discretion) deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be determined based on such corrected financial statement or Compliance Certificate, as the case may be, by reference to Part A of Annex I for such Applicable Period, and (iii) the Borrower shall promptly pay the Administrative Agent for the account of the Lenders, on demand, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.3(b) or Section 8.2.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean that certain form of Assignment and Acceptance attached hereto as Exhibit B, pursuant to which each Lender may, as further provided in Section 10.5, sell a portion of its Loans or its portion of the Revolving Loan Commitment.

3

“Authorized Signatory” shall mean, with respect to any Credit Party, such senior personnel of such Credit Party as may be duly authorized and designated in writing to the Administrative Agent by such Credit Party to execute documents, agreements, and instruments on behalf of such Credit Party.

“Bank Products” shall mean all banking, financial, and other similar or related products and services extended to any Credit Party by any Bank Products Provider, including, without limitation, (a) merchant card services, credit or stored value cards, debit cards, and corporate purchasing cards; (b) cash management services and treasury management services, including, without limitation, remote deposit, electronic funds transfer, e-payable, stop payment, account reconciliation, lockbox, depository and checking, overdraft and related liabilities, information reporting, deposit accounts, securities accounts, controlled disbursement, and wire transfer; (c) bankers’ acceptances, drafts, letters of credit (other than Letters of Credit) and foreign currency exchange; and (d) Hedge Transactions.

“Bank Products Documents” shall mean all instruments, agreements and other documents entered into from time to time by the Credit Parties in connection with any of the Bank Products.

“Bank Products Obligations” shall mean (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any Credit Party to any Bank Products Provider pursuant to or evidenced by a Bank Products Document and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all amounts that the Administrative Agent or any Lender is obligated to pay to a Bank Products Provider as a result of the Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Products Provider with respect to the Bank Products.

“Bank Products Provider” shall mean any Person that, at the time it provides any Bank Products to any Credit Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Products Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent (which has been acknowledged by the Borrower) of (x) the existence of such Bank Products, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Products Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Products from time to time. In no event shall any Bank Products Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article 9 shall be deemed to include such Bank Products Provider. The Bank Products Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Products Provider.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as now or hereafter amended, and any successor statute.

“Base Rate” shall mean the highest of (a) the per annum rate which the Administrative Agent publicly announces from time to time as its “prime lending rate” or “prime rate,” as in effect from time to time, (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (c) the Eurodollar Basis for a Eurodollar Loan Period of one month, which rate shall be determined on a daily basis (any changes in such rates to be effective as of the date of such changes). The Administrative Agent’s “prime lending rate” or “prime rate” is a reference rate and does not necessarily represent the lowest or best rate of interest actually charged to customers of the Administrative Agent, and the Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below such “prime lending rate” or “prime rate.” Each change in the Administrative Agent’s “prime lending rate” or “prime rate” shall be effective from and including the opening of business on the date such change is publicly announced as being effective.

4

“Base Rate Loan” shall mean a Loan which the Borrower requests to be made as a Base Rate Loan or which is converted to a Base Rate Loan, in accordance with the provisions of Section 2.2.

“Borrower” shall have the meaning specified in the preamble.

“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Georgia or the State of New York or is a day on which banking institutions located in such state are closed; provided, however, that when used with reference to a Eurodollar Loan (including the making, continuing, prepaying or repaying of any Eurodollar Loan), the term “Business Day” shall also exclude any day in which banks are not open for dealings in deposits of Dollars on the London interbank market.

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” shall mean, collectively, (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof; (ii) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six (6) months from the date of acquisition thereof; (iii) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of the Administrative Agent or by any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; (v) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (vi) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (iii) of this definition; (vii) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (vi) of this definition or money market funds that (x) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (y) are rated AAA by S&P and Aaa by Moody’s and (z) have portfolio assets of at least $5,000,000,000; and (viii) other investments made in conformity with the Borrower’s investment policies delivered to the Administrative Agent on or prior to the Closing Date, with such changes thereto as the board of directors of the Borrower (or any designee to whom such approval right may have been delegated by such board of directors) may approve from time to time (for clarity, the parties hereto agree that investments made under this clause (viii) are not required to meet the requirements of clauses (i) through (vii) of this definition).

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code, (b) each subsidiary of any such controlled foreign corporation and (c) any Foreign Subsidiary which is an entity disregarded as separate from its owner under Treasury Regulation 301.7701-3.

5

“Change in Control” shall mean the occurrence of one or more of the following events: (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the SEA), becomes the beneficial owner (as defined in Rule 13d-3 under the SEA), directly or indirectly, of 30%, or more, of the Equity Interests of the Borrower having the right to vote for the election of members of the board of directors of the Borrower; (b) as of any date a majority of the board of directors of the Borrower consists (other than vacant seats) of individuals who were not either (i) directors of the Borrower as of the Closing Date, (ii) selected, nominated or approved to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (i) and individuals described in clause (ii), or (c) any “change of control” occurs under any document evidencing any Material Indebtedness of any Credit Party, other than any “change of control” resulting from any “dead hand proxy put” provision.

“Change in Law” shall mean the occurrence, after the Closing Date or, in the case of an assignee of a Lender (other than an Affiliate of an existing Lender), after the date on which such assignee becomes a party to this Agreement and, in the case of a Participant (other than an Affiliate of an existing Lender), after the date on which it acquires its participation, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, to the extent not prohibited by Applicable Law, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” shall mean June 19, 2015.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Letter of Credit” shall mean a documentary Letter of Credit issued by the Issuing Bank in respect of the purchase of goods or services by the Borrower in the ordinary course of its business.

“Commitment Fee” shall have the meaning specified in Section 2.4(b).

“Commitments” shall mean the Revolving Loan Commitment, which includes the Letter of Credit Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate executed by the chief financial officer or treasurer of the Borrower as required by Section 6.3 substantially in the form of Exhibit C.

“Consolidated Tangible Assets” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis as of any date, (a) the book value of all assets minus (b) the book value of all intangible assets.

6

“Credit Parties” shall mean, collectively, the Borrower and the Guarantors; and “Credit Party” shall mean any one of the Credit Parties.

“Date of Issue” shall mean the date on which the Issuing Bank issues a Letter of Credit pursuant to Section 2.14 and, subject to the terms of Section 2.14(a), the date on which any such Letter of Credit is renewed.

“Default” means an event, condition or default which, with the giving of notice, the passage of time or both would become an Event of Default.

“Default Rate” shall mean a simple per annum interest rate equal to, with respect to all outstanding Obligations, the sum of (a) the applicable Interest Rate Basis, if any, with respect to the applicable Obligation, plus (b) the Applicable Margin for such Interest Rate Basis, plus (c) two percent (2.00%); provided, however, that (i) as to any Eurodollar Loan outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the then applicable Eurodollar Basis until the end of the current Eurodollar Loan Period and thereafter the Default Rate shall be based on the Base Rate as in effect from time to time, and (ii) as to any Base Rate Loan outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the Base Rate as in effect from time to time.

“Defaulting Lender” shall mean, subject to Section 2.15, any Lender that (a) has failed to (i) fund all or any portion of the Revolving Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit and Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or Swing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations under the Revolving Loan Commitment (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, at any time after the Closing Date, (i) become the subject of a proceeding under the Bankruptcy Code or any other bankruptcy law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental entity so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental entity) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent and the Borrower that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15) upon delivery by the Administrative Agent of written notice of such determination to the Borrower, the Issuing Bank, the Swing Bank and each Lender.

7

“Disqualified Equity Interests” shall mean, with respect to any Person, any Equity Interest that by its terms (or by the terms of any other Equity Interest into which it is convertible or exchangeable) or otherwise (a) matures (other than as a result of a voluntary redemption or repurchase by the issuer of such Equity Interest) or is subject to mandatory redemption or repurchase (other than solely for Equity Interests that are not Disqualified Equity Interests) pursuant to a sinking fund obligation or otherwise, including at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holder thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior payment in full of the Obligations (other than any Obligations which expressly survive termination) and termination of the Commitments); or (b) is convertible into or exchangeable or exercisable for Indebtedness or any Disqualified Equity Interest at the option of the holder thereof, in each case specified in (a) or (b) above on or prior to the date that is one hundred twenty (120) days after the Maturity Date; or (c) provides for mandatory payments of dividends to be made in cash.

“Dividends” shall mean any direct or indirect distribution, dividend, or payment to any Person on account of any Equity Interests of any Credit Party or any of their Subsidiaries.

“Dollars” or “$” shall mean the lawful currency of the United States of America.

“Domestic Subsidiary” shall mean any direct or indirect Subsidiary of any Credit Party that is organized and existing under the laws of the US or any state or commonwealth thereof or under the laws of the District of Columbia.

“EBITDA” shall mean, as determined for any period on a consolidated basis for the Borrower and its Subsidiaries, an amount equal to (a) Net Income plus (b) to the extent deducted in determining Net Income, and without duplication, the sum of (i) Interest Expense and non-cash interest expense, (ii) income tax expense (but not benefit), and (iii) depreciation, depletion, accretion and amortization expense minus (c) to the extent added in determining Net Income, income tax benefit; provided, that, for purposes of calculating compliance with the Financial Covenants, EBITDA shall be calculated on a Pro Forma Basis.

Notwithstanding the foregoing, the maximum amount of non-recurring cash charges that may be added to Net Income for purposes of determining EBITDA shall not exceed ten percent (10%) of EBITDA (determined without giving effect to the addition of any non-recurring cash charges in the calculation thereof).

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person approved by (i) the Administrative Agent, (ii) with respect to any proposed assignee of all or any portion of the Revolving Loan Commitment, the Issuing Bank and, (iii) unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) a Default or Event of Default exists, the Borrower, such approvals not to be unreasonably withheld or delayed; provided, however, that if the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in Section 10.5(b)), the Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day; provided, further, that in no event shall an “Eligible Assignee” include (A) any of the Credit Parties, any of their Subsidiaries, any of their Affiliates, (B) any Defaulting Lender, or (C) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

8

“Environmental Laws” shall mean, collectively, any and all applicable Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct or requirements concerning environmental protection matters, including without limitation, Hazardous Materials and their effects on human health, as now or may at any time during the term of this Agreement be in effect, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq. and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Marine Protection, Research and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; those portions of the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. concerning Hazardous Materials exposure; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right to Know Act (“CERCLA”), the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq., and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.

“Environmental or Mining Permit” shall mean any permit, license, approval, consent or other authorization by or from a Governmental Authority required for surface or subsurface mining, quarrying, dredging, drilling and similar or related operations and activities, or reclamation or otherwise required under Environmental Laws or Mining Laws.

“Equity Interests” shall mean, as applied to any Person, any capital stock, membership interests, partnership interests or other equity interests of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character (including, without limitation, “put” rights) with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect on the Closing Date and as such Act may be amended thereafter from time to time.

“ERISA Affiliate” shall mean, with respect to any Credit Party, any trade or business (whether or not incorporated) that together with such Credit Party, are treated as a single employer under Section 414 of the Code.

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“ERISA Event” shall mean, with respect to any Credit Party or any ERISA Affiliate, (a) a “reportable event” within the meaning of Section 4043 of ERISA with respect to a Title IV Plan for which the 30-day notice period has not been waived; (b) a withdrawal by any Credit Party or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA or the termination of any such Title IV Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (c) the incurrence by any Credit Party or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification received by a Credit Party or an ERISA Affiliate that a Multiemployer Plan is, or is expected to be, in reorganization or insolvency within the meaning of Title IV of ERISA or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Title IV Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums not yet due or premiums due but not yet delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate; (g) with respect to a Title IV Plan, the failure by any Credit Party or any ERISA Affiliate to satisfy the minimum funding standard of Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA, whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA or the failure by any Credit Party or any ERISA Affiliate to make any contribution to a Multiemployer Plan; (h) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Code or pursuant to Section 303(k) or Title IV of ERISA or a violation of Section 436 of the Code with respect to any Title IV Plan; (i) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Plan or trust created thereunder; (j) a Title IV Plan is, or is reasonably expected to be, in “at-risk” status within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; or (k) a Multiemployer Plan to the knowledge of a Credit Party or an ERISA Affiliate, (x) is in “endangered status” (under Section 432(b)(1) of the Code or Section 305(b)(1) of ERISA) or (y) is in “critical status” (under Section 432(b)(2) of the Code or Section 305(b)(2) of ERISA).

“Eurodollar Basis” shall mean, with respect to each Eurodollar Loan Period for a Eurodollar Loan, a simple per annum interest rate equal to the quotient of (a) the Eurodollar Rate divided by (b) one (1) minus the Eurodollar Reserve Percentage, stated as a decimal. The Eurodollar Basis shall remain unchanged during the applicable Eurodollar Loan Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage.

“Eurodollar Loan” shall mean a Loan which the Borrower requests to be made as a Eurodollar Loan or which is continued as or converted to a Eurodollar Loan, in accordance with the provisions of Section 2.2.

“Eurodollar Loan Period” shall mean, for each Eurodollar Loan, each one (1), two (2), three (3), or six (6) month period, as selected by the Borrower pursuant to Section 2.2, during which the applicable Eurodollar Rate (but not the Applicable Margin) shall remain unchanged. Notwithstanding the foregoing, however, (a) any applicable Eurodollar Loan Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Eurodollar Loan Period shall end on the next preceding Business Day; (b) any applicable Eurodollar Loan Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Loan Period is to end shall (subject to clause (i) above) end on the last day of such calendar month; and (c) no Eurodollar Loan Period shall extend beyond the Maturity Date or such earlier date as would interfere with the repayment obligations of the Borrower under Section 2.6.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Loan for any Eurodollar Loan Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the commencement of such Eurodollar Loan Period by reference to the ICE Benchmark Administration (or any successor thereto) Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or any successor thereto) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Eurodollar Loan Period; provided that (x) to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Eurodollar Loan Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such Eurodollar Loan Period, and (y) if the interest rate for any Eurodollar Loan determined pursuant to this definition is less than zero, then the Eurodollar Rate for such Eurodollar Loan shall be deemed to equal zero.

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“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next one one-hundredth of one percent (1/100th of 1%)) in effect on any day to which the Administrative Agent is subject with respect to the Eurodollar Basis, pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) (“Regulation D”) with respect to Eurocurrency Liabilities (as that term is defined in Regulation D). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. The Eurodollar Basis for any Eurodollar Loan shall be adjusted as of the effective date of any changes in the Eurodollar Reserve Percentage.

“Event of Default” shall mean any of the events specified in Section 8.1.

“Excluded Hedge Obligation” shall mean, with respect to any Credit Party, any Hedge Obligation if, and to the extent that, all or a portion of any Guaranty by such Credit Party of such Hedge Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty by such Credit Party becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such Guaranty is or becomes illegal.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a wholly-owned subsidiary of the Borrower (other than any Subsidiary whose Equity Interests not owned by a Credit Party are owned by any Affiliate of the Borrower), (b) (i) any Subsidiary that is a CFC and (ii) any Domestic Subsidiary whose only material assets consist of Equity Interests of a CFC or CFCs, (c) any Subsidiary that is prohibited by Applicable Law from guaranteeing the Obligations, (d) any Subsidiary that is prohibited by any contractual obligation existing on the Closing Date or on the date such Subsidiary is acquired (but not entered into in contemplation of such Acquisition) from guaranteeing the Obligations, and (e) any other Subsidiary excused from becoming a Credit Party pursuant to the last paragraph of this definition of “Excluded Subsidiary”; provided that (i) any Subsidiary shall cease to be an Excluded Subsidiary at such time as none of clauses (a) through (e) above apply to it and (ii) no Subsidiary that is a co-borrower, or guarantor or other co-obligor of any Indebtedness for borrowed money incurred by a Credit Party shall constitute an Excluded Subsidiary (unless the provision by such Subsidiary of a Guaranty of the Obligations would reasonably be expected to result in material adverse tax consequences to the Borrower and the Subsidiaries, including any potential Section 956 impact).

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Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, the Administrative Agent shall not require the provision of a Guaranty by any Subsidiary, if, and for so long as the Administrative Agent and the Borrower reasonably agree in writing that the cost of providing such Guaranty (including, without limitation, any adverse tax consequences to the Borrower and the Subsidiaries, including any potential Section 956 impact), shall be excessive in view of the benefits to be obtained by the Lenders of the Guaranty, as applicable, to be afforded thereby.

“Existing Letters of Credit” means the letters of credit issued and outstanding under the Prior Credit Agreement as set forth on Schedule 1.1(c).

“Extending Lender” shall have the meaning set forth in Section 2.16.

“Extension Effective Date” shall have the meaning set forth in Section 2.16.

“Extension Request Date” shall have the meaning set forth in Section 2.16.

“FATCA” shall mean Section 1471-1474 of the Code and any regulations or guidance issued thereunder.

“Federal Funds Rate” shall mean, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 12:00 noon (Atlanta, Georgia time) on that day by each of three (3) leading brokers of Federal funds transactions in New York, New York selected by the Administrative Agent.

“Financial Covenants” shall mean the financial covenants set forth in Section 7.13.

“Fitch” shall mean Fitch, Inc., or any successor thereto.

“Foreign Lender” shall have the meaning specified in Section 2.8(b)(vi).

“Foreign Plan” shall mean any employee benefit plan maintained or contributed to by any Credit Party or any Subsidiary of a Credit Party that provides pension benefits to employees employed outside the United States.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles and practices in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government.

“Guarantors” shall mean, collectively, each Subsidiary of the Borrower required by, or that elects under, Section 6.10 to guarantee the Obligations and deliver a Joinder Supplement including, without limitation, each Subsidiary of the Borrower that is a party to this Agreement as a Guarantor on the Closing Date.

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“Guaranty” or “guaranteed,” as applied to an obligation (a “primary obligation”), shall mean (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any obligation of any Person, whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such primary obligation or (B) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof. All references in this Agreement to “this Guaranty” shall be to the Guaranty provided for pursuant to the terms of Article 3. The amount of any Guaranty shall be the maximum amount for which the guarantor may be liable pursuant to the terms of such Guaranty instrument; and if such amounts are not determinable, the maximum reasonably anticipated liability in respect thereof, as determined by such guarantor in good faith.

“Hazardous Materials” shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), and friable asbestos containing materials defined or regulated as such in or under any Environmental Law.

“Hedge Obligations” shall mean any and all obligations or liabilities, whether absolute or contingent, due or to become due, of any Credit Party in respect of Hedge Transactions entered into with one or more of the Bank Products Providers.

“Hedge Transaction” shall mean any transaction entered into between any Credit Party and any other Person which provides for an interest rate, credit or equity swap, cap, floor, collar, forward currency transaction, currency swap, cross currency rate swap, currency option, commodity hedges or any combination of, or option with respect to, these or similar transactions.

“Immaterial Subsidiary” shall mean any Subsidiary of the Borrower whose assets constitute less than one percent (1%) of Consolidated Tangible Assets as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 or 6.2; provided that no Subsidiary that is a co-borrower, guarantor or other co-obligor of any Indebtedness for borrowed money incurred by a Credit Party shall constitute an Immaterial Subsidiary.

“Increase Notice” shall have the meaning specified in Section 2.1(d)(i).

“Increase Effective Date” shall have the meaning specified in Section 2.1(d)(iv).

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“Indebtedness” of any Person shall mean, without duplication, (a) any obligation for borrowed money, including, without limitation, the Obligations, (b) any obligation evidenced by bonds, debentures, notes or other similar instruments, (c) any obligation in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), (d) any obligation under any conditional sale or other title retention agreement(s) relating to property acquired, (e) any capitalized lease obligations, (f) any obligation in respect of drawn letters of credit, acceptances, or similar extensions of credit which have not been reimbursed and surety bonds (including, without limitation, reclamation bonds) for which a claim has been paid by the applicable surety and reimbursement of such claim remains outstanding, (g) any Guaranty of the type of indebtedness described in clauses (a) through (f) above, (h) all indebtedness of a third party secured by any lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person, (i) any obligations, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interests, (j) any off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of a borrowing but which does not constitute a liability on the consolidated balance sheet, and (k) any obligation under any Hedge Transaction (calculated as the amount of net payments such Person would have to make if an early termination thereof occurred on the date the Indebtedness of such Person was being determined); provided, however, that, notwithstanding anything in GAAP to the contrary, the amount of all obligations shall be the full face amount of such obligations, except with respect to the obligations in clause (k), which shall be calculated in the manner set forth in clause (k). Notwithstanding the foregoing, earnout obligations shall not constitute Indebtedness.

“Indemnified Person” shall mean each Administrative Agent Indemnified Person, each member of the Lender Group, each Affiliate thereof, each of their respective employees, representatives, officers, members, partners, directors, agents, consultants, counsel, accountants, and advisors, and each of their respective successors and assigns.

“Intellectual Property” shall mean all intellectual and similar Property including (a) inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software, and databases; (b) all embodiments or fixations thereof and all related documentation, applications, registrations, and franchises; (c) all licenses or other rights to use any of the foregoing; and (d) all books and records relating to the foregoing.

“Interest Coverage Ratio” shall mean the ratio, for the four (4) consecutive fiscal quarters most recently ended, of (a) EBITDA to (b) Interest Expense.

“Interest Expense” shall mean, as determined for any period on a consolidated basis for the Borrower and its Subsidiaries, net cash interest expense plus any capitalized interest; provided that for purposes of calculating compliance with the Financial Covenants, Interest Expense shall be calculated on a Pro Forma Basis.

“Interest Rate Basis” shall mean the Base Rate or the Eurodollar Basis, as applicable.

“Inventory” shall mean all “inventory,” as such term is defined in the UCC, of each Credit Party, whether now existing or hereafter acquired, created or produced wherever located.

“Investment” shall mean, with respect to any Person, (i) Cash Equivalents, (ii) any loan, advance or extension of credit to, or any Guaranty with respect to the Indebtedness or other obligations of, any other Person (other than intercompany loans, advances or extensions of credit arising in connection with intercompany cash pooling arrangements, intercompany asset transfers, and the intercompany provision of goods and services, in each case, in the ordinary course of business and on an arm’s-length basis), or (iii) any purchase or other acquisition of any Equity Interests of any other Person, other than any Acquisition. In determining the aggregate amount of Investments outstanding at any particular time, (a) the amount of any Guaranty shall be the maximum amount for which the guarantor may be liable pursuant to the terms of the applicable Guaranty instrument; and if such amounts are not determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Person providing such Guaranty, (b) there shall be deducted in respect of each such Investment any amount received as a return of principal or capital, (c) there shall not be deducted in respect of any Investment any amounts received as earnings, whether as dividends, interest or otherwise and (d) there shall not be deducted from or added to any Investments any decrease or increase, as the case may be, in the market value thereof.

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“Issuing Bank” shall mean SunTrust Bank, Wells Fargo Bank, National Association, U.S. Bank National Association, Bank of America, N.A., Regions Bank, and any other Lender designated by the Borrower and approved by the Administrative Agent that hereafter may be designated as an Issuing Bank. As used herein, the term “the Issuing Bank” shall mean “each Issuing Bank” or “the applicable Issuing Bank,” or, collectively, “the Issuing Banks”, as the context may require.

“Joinder Supplement” shall have the meaning specified in Section 6.10.

“Lead Arrangers” shall mean SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, and U.S. Bank National Association.

“Lender Group” shall mean, collectively, the Administrative Agent (for itself and on behalf of any of its Affiliates party to a Bank Products Document), the Issuing Bank, the Swing Bank, and the Lenders (for themselves and on behalf of any their Affiliates party to a Bank Products Document).

“Lenders” shall mean those lenders whose names are set forth on the signature pages to this Agreement under the heading “Lenders”, any Persons who hereafter become parties hereto as Lenders pursuant to Section 2.1(d) and any assignees of the Lenders who hereafter become parties hereto pursuant to and in accordance with Section 10.5 or 10.16; and “Lender” shall mean any one of the foregoing Lenders.

“Letter of Credit Commitment” shall mean, as of any date of determination, the obligation of the Issuing Bank to issue Letters of Credit. As of the Closing Date, the Letter of Credit Commitment is $250,000,000.

“Letter of Credit Issuance Limit” shall mean (a) with respect to SunTrust Bank, $50,000,000, (b) with respect to Wells Fargo Bank, National Association, $50,000,000, (c) with respect to U.S. Bank National Association, $50,000,000, (d) with respect to Bank of America, N.A., $50,000,000, (e) with respect to Regions Bank, $50,000,000, and (f) with respect to any other Lender designated as an Issuing Bank pursuant to the terms hereof, an amount to be agreed to in writing among such Issuing Bank, the Borrower, and the Administrative Agent.

“Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn and unexpired stated amount (including the amount to which any such Letter of Credit can be reinstated pursuant to its terms) of the then outstanding Letters of Credit, and (b) the aggregate unreimbursed drawings of any Letters of Credit.

“Letter of Credit Reserve Account” shall mean any account maintained by the Administrative Agent the proceeds of which shall be applied as provided in Section 8.2(d).

“Letters of Credit” shall mean either Standby Letters of Credit or Commercial Letters of Credit issued by the Issuing Bank from time to time in accordance with Section 2.14 and the Existing Letters of Credit.

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“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, negative pledge agreement, assignment, charge, option, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind (including as a result of a third party’s ownership interest or other right with respect to any property that is commingled with such property) in respect of such property, whether or not choate, vested, or perfected; provided that, anything in the Loan Documents to the contrary notwithstanding, any encumbrance arising as a result of a VPP Purchaser’s ownership interest or other right with respect to any property that is commingled with property of a Credit Party or Subsidiary in connection with a VPP Transaction shall not be a Lien pursuant to this definition.

“Loan Documents” shall mean this Agreement, any Revolving Loan Notes, the Joinder Supplements, all Compliance Certificates, all Requests for Loan, all Requests for Issuance of Letters of Credit, all Notices of Conversion/Continuation, all fee letters executed in connection with this Agreement, and all other documents, instruments, certificates, and agreements executed or delivered in connection with or contemplated by this Agreement (excluding any reimbursement agreements other than this Agreement relating to Letters of Credit issued hereunder), all of the foregoing, as amended, restated, supplemented or otherwise modified from time to time; provided, however, that, notwithstanding the foregoing, none of the Bank Products Documents shall constitute Loan Documents.

“Loans” shall mean, collectively, the Revolving Loans and the Swing Loans.

“Majority Lenders” shall mean, as of any date of calculation, Lenders the sum of whose unutilized portion of the Revolving Loan Commitment plus Loans (other than Swing Loans) outstanding plus participation interests in Letter of Credit Obligations and Swing Loans outstanding exceeds fifty percent (50%) of the sum of the aggregate unutilized portion of the Revolving Loan Commitment plus Loans (other than Swing Loans) outstanding plus participation interests in Letter of Credit Obligations and Swing Loans outstanding of all of the Lenders; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Loans and unutilized portion of the Revolving Loan Commitment shall be excluded for purposes of determining Majority Lenders.

“Margin Stock” shall have the meaning specified in Section 5.1(q).

“Material Contracts” shall mean (a) the documents evidencing any Material Indebtedness and (b) all other contracts (other than the Loan Documents) to which any Credit Party is or becomes a party as to which the breach, cancellation or failure to renew by any party thereto could reasonably be expected to have a Materially Adverse Effect.

“Material Indebtedness” shall mean any Indebtedness of any Credit Party in an aggregate principal amount outstanding in excess of $50,000,000.

“Materially Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), a material adverse change in, or a material adverse effect on (a) the business, financial condition, results of operations, or Properties of the Credit Parties and their Subsidiaries, taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under any Loan Document, or (c) the rights, remedies or benefits available to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document.

“Maturity Date” shall mean the earlier to occur of (a) June 19, 2020 or, with respect to a Lender, such later date to which such Lender has agreed to extend its Revolving Loan Commitment pursuant to Section 2.16 and (b) such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).

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“Maximum Guaranteed Amount” shall have the meaning specified in Section 3.1(g).

“Mining Laws” shall mean any and all Applicable Laws governing surface or subsurface mining, quarrying, dredging, drilling and similar or related operations and activities.

“MNPI” shall have the meaning specified in Section 10.17(a).

“Moody’s” shall mean Moody’s Investor Service, Inc., or any successor thereto.

“MSHA” shall have the meaning specified in Section 5.1(u).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions.

“Necessary Authorizations” shall mean all authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority whether Federal, state, local, and all agencies thereof, which are required for the incurrence or maintenance of the Obligations and the performance by the Credit Parties of their obligations under the Loan Documents and the conduct of the businesses and the ownership (or lease) of the properties and assets of the Credit Parties, including, without limitation, Environmental or Mining Permits.

“Net Cash Proceeds” shall mean, with respect to any disposition or loss of assets by any Credit Party, the aggregate amount of cash received, net of reasonable and customary transaction costs properly attributable to such transaction and amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on any asset that is the subject of such disposition or loss.

“Net Income” shall mean, as determined for any period on a consolidated basis for the Borrower and its Subsidiaries, net income (or loss) for such period, but excluding therefrom (to the extent included therein) (a) any non-recurring gains or losses (excluding those related to the modification or extinguishment of debt) and (b) any equity interest in the unremitted earnings of any Person that is not a Subsidiary.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedge Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedge Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedge Transaction giving rise to such Hedge Obligation as of the date of determination (assuming such Hedge Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedge Transaction as of the date of determination (assuming such Hedge Transaction were to be terminated as of that date).

“New Lender” shall have the meaning set forth in Section 2.16(b).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-Operating Assets” shall mean Property that, within the six (6) consecutive month period immediately preceding the sale or other disposition thereof, has not generated any revenue related to the Credit Parties’ primary lines of business.

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“Notice of Conversion/Continuation” shall mean a notice in substantially the form of Exhibit D.

“Obligations” shall mean (a) all payment and performance obligations as existing from time to time of the Credit Parties to the Lender Group, or any of them, under this Agreement and the other Loan Documents (including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), or as a result of making the Loans or issuing the Letters of Credit, (b) the obligation to pay the amount of any and all damages which the Lender Group, or any of them, may suffer by reason of a breach by any Credit Party of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document, and (c) any Bank Products Obligations. Anything in the foregoing to the contrary notwithstanding, Excluded Hedge Obligations of any Credit Party shall not constitute Obligations.

“Ordinary Course Acquisition” shall mean (a) any Acquisition for which the Acquisition Consideration is less than $75,000,000; provided that the total amount of Acquisition Consideration in any fiscal year paid under this clause (a) shall not exceed $150,000,000 (and any such permitted amount not utilized in a particular fiscal year in an aggregate amount not to exceed $100,000,000 may be carried forward and utilized in the immediately following fiscal year) and (b) the acquisition of any Quarry Site (including any asphalt plant, ready-mix concrete plant, sales yard, and other related assets used in connection with such acquisition).

“Other Taxes” shall have the meaning specified in Section 2.8(b)(ii).

“Participant” shall have the meaning specified in Section 10.5.

“Payment Date” shall mean the last day of each Eurodollar Loan Period for a Eurodollar Loan.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” shall mean any Acquisition by the Borrower or any of its Subsidiaries so long as

(a)          any Person or assets acquired pursuant to such Acquisition shall be engaged in a line of business substantially similar, ancillary or related to, or a reasonable extension of, the businesses conducted by the Borrower and its Subsidiaries on the Closing Date;

(b)          such Acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of any Credit Party;

(c)          (i) such Acquisition is an Ordinary Course Acquisition or (ii) the Borrower shall have delivered to the Administrative Agent a certificate of the chief financial officer or treasurer of the Borrower certifying that the Borrower shall be in compliance with the Financial Covenants as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 or 6.2 calculated on a Pro Forma Basis (with appropriate calculations attached thereto);

(d)          the aggregate Acquisition Consideration incurred in connection with Acquisitions of Excluded Subsidiaries, together with all Investments in Excluded Subsidiaries, after the Closing Date shall not exceed $100,000,000; and

(e)          no Default or Event of Default shall exist or result therefrom.

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“Permitted Asset Disposition” shall mean the following:

(a)          sale of Inventory in the ordinary course of business;

(b)          sale, lease, transfer or other disposition of Property which in the reasonable opinion of such Credit Party is obsolete, uneconomic or worn out;

(c)          any involuntary loss, damage or destruction of assets;

(d)          any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of assets;

(e)          the leasing or subleasing of assets that does not interfere in any material respect with the conduct of the business of the Credit Parties;

(f)          the sale, transfer, lease or other disposition of assets to any other Credit Party;

(g)          the sale, transfer, lease or other disposition of assets to any Subsidiary of the Borrower that is not a Credit Party (i) in the ordinary course of business or (ii) pursuant to a transaction otherwise permitted under Section 7.5 so long as the requirements of Section 6.10 are satisfied in connection therewith;

(h)          the sale or other disposition of Non-Operating Assets and all of the Equity Interests of, or all or substantially all of the assets of, any Immaterial Subsidiary or Foreign Subsidiary so long as (i) such sale or disposition is for fair market value as determined by the Borrower in good faith, (ii) no Event of Default shall result therefrom, and (iii) with respect to any such sale or disposition consummated during the existence of an Event of Default, promptly (but in any event within five (5) Business Days or such longer period as may be acceptable to the Administrative Agent) upon receipt thereof, 100% of the Net Cash Proceeds of such sale or disposition are used to prepay the Obligations as follows: first, to the outstanding principal balance of the Revolving Loans, and second, to the remaining outstanding Obligations in the order set forth in Section 2.11; and

(i)          the sale or other disposition of Property (including, without limitation, dispositions of Property pursuant to a VPP Transaction) so long as (i) such sale or disposition is for fair market value as determined by the Borrower in good faith, (ii) no Event of Default shall exist or result therefrom, and (iii) the aggregate book value of all Property (net of the book value of any Property (other than cash) received in connection with asset swap transactions) sold or disposed of pursuant to this clause (i) shall not exceed 20% of Consolidated Tangible Assets as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 or 6.2 (it being understood that any disposition complying with this subclause (iii) at the time consummated will not give rise to any Event of Default as a result of a subsequent decline in Consolidated Tangible Assets).

Notwithstanding any other provision hereof or of any other Loan Document, (a) no sales of Accounts in connection with a factoring, securitization or similar arrangement shall be permitted hereunder and (b) the delivery of future production pursuant to the VPP Transactions in existence as of the Closing Date shall not be considered dispositions of assets.

“Permitted Liens” shall mean:

(a)          any Lien in favor of the Administrative Agent or any other member of the Lender Group on cash collateral to support Letter of Credit Obligations;

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(b)          Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves (in accordance with GAAP) have been accrued so long as the unpaid taxes, interest and penalties secured by such Liens do not exceed $25,000,000 in the aggregate;

(c)          Liens of landlords, carriers, warehousemen, mechanics, laborers, suppliers, workers and materialmen arising by operation of law and incurred in the ordinary course of business for sums not overdue by more than 20 days or being diligently contested in good faith by appropriate proceedings and for which adequate reserves (in accordance with GAAP) have been accrued;

(d)          Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits or retirement benefits;

(e)          easements, rights-of-way, restrictions (including zoning or deed restrictions), and other similar encumbrances on the use of real property which do not interfere in any material respect with the ordinary conduct of the business of such Person or materially impair the value of such real property;

(f)          Liens to secure the performance of bids, trade contracts, statutory or regulatory obligations, surety bonds, appeal bonds, performance bonds, reclamation bonds, and other obligations of a like nature, incurred in the ordinary course of business which are not past due, so long as such Liens secure obligations that in a face amount do not exceed $400,000,000 in the aggregate;

(g)          Liens on assets of the Credit Parties existing as of the Closing Date which are set forth on Schedule 1.1(b);

(h)          Negative pledges permitted under Section 7.9;

(i)          deposits of cash or Cash Equivalents to secure bids, trade contracts, tenders, sales, leases, statutory or regulatory obligations, surety bonds, appeal bonds, performance bonds, reclamation bonds, and other obligations of a like nature in amount not to exceed $50,000,000 in the aggregate at any time;

(j)          Liens on Property (other than Restricted Assets) securing Indebtedness of the Borrower or any Subsidiary owed to a Person that is not the Borrower or any Subsidiary in an aggregate principal amount not to exceed at any time outstanding $150,000,000 so long as no Default or Event of Default shall exist or result therefrom;

(k)          banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions arising as a matter of law and which are within the general parameters customary in the banking industry; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking regulations;

(l)          Liens arising by virtue of precautionary Uniform Commercial Code financing statement filings (or similar filings under Applicable Law) regarding operating leases entered into in the ordinary course of business;

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(m)          Liens securing judgments not constituting an Event of Default under clause (i) of Section 8.1;

(n)          Liens representing any interest or title of a licensor, lessor or sub licensor or sub lessor, or a licensee, lessee or sublicense or sub lessee, in the property subject to any lease, license or sublicense or concession agreement and entered into in the ordinary course of business;

(o)          Liens securing Indebtedness permitted under Section 7.1(f); provided, that, the aggregate principal amount of Indebtedness secured by such Liens on Restricted Assets, together with aggregate principal amount of Indebtedness secured by Liens on Restricted Assets pursuant to clause (r) of this definition, shall not exceed $10,000,000;

(p)          leases, licenses, subleases or sublicenses, including non-exclusive software licenses, granted to others by the Borrower or any of its Subsidiaries in the ordinary course of business that do not (i) interfere in any material respect with the businesses of the Borrower or any of its Subsidiaries or (ii) secure any Indebtedness;

(q)          Liens on Property (other than Restricted Assets) securing Indebtedness or other obligations in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; and

(r)          Liens on Restricted Assets securing Indebtedness or other obligations in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

“Person” shall mean an individual, corporation, partnership, trust, joint stock company, limited liability company, unincorporated organization, other legal entity or joint venture or a government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past six (6) years.

“Platform” shall mean Interlinks/Interagency, SyndTrak or another relevant website approved by the Administrative Agent.

“Prior Credit Agreement” shall mean that certain Credit Agreement dated as of December 15, 2011 (as amended, restated or otherwise modified from time to time prior to the date hereof), by and among the Borrower, each of the other Persons party thereto as borrowers, each of the Persons party thereto as guarantors, the Administrative Agent, and certain of the Lenders.

“Prior Loan Documents” shall mean the “Loan Documents” as defined in the Prior Credit Agreement.

“Pro Forma Basis” shall mean the financial calculations of the Borrower and its consolidated Subsidiaries for the four (4) fiscal quarter period most recently ended adjusted as if any of the following transactions that occurred during such period had been consummated on the day prior to such period (based on historical results accounted for in accordance with GAAP, adjusted for any credit for acquisition related costs and savings to the extent expressly permitted pursuant to Article 11 of Securities and Exchange Commission Regulation S-X):

(a)          Permitted Acquisitions;

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(b)          Permitted Asset Dispositions under subclauses (c), (d), (h) and (i) of the definition thereof;

(c)          Indebtedness (other than Revolving Loans) incurred or assumed under Section 7.1(d), (e), and (f); and

(d)          Indebtedness (other than Revolving Loans) that is repaid or retired (at maturity or otherwise).

“Property” shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, inventory or other asset owned, leased or operated by the Credit Parties or their Subsidiaries (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

“Qualified ECP Guarantor” shall mean, in respect of any Hedge Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty becomes effective with respect to such Hedge Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarry Site” shall mean any location that consists of one or more parcels of Real Property owned, leased, or otherwise used or held by any Credit Party for the purposes of mining, quarrying, dredging, or otherwise extracting Aggregates together with any adjacent, contiguous, or geographically related parcels of Real Property owned, leased, or otherwise used by any Credit Party to process, store, or sell any such Aggregates.

“Rating” shall mean on any date, the Borrower’s corporate family ratings (or the equivalent thereof) as most recently publicly announced by a Rating Agency.

“Rating Agencies” shall mean Moody’s, S&P and Fitch.

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement or license and any other right to use or occupy real property, including any right arising by contract.

“Reimbursement Obligations” shall mean the payment obligations of the Borrower under Section 2.14(c).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors, legal counsel, consultants or other representatives of such Person and such Person’s Affiliates.

“Request for Loan” shall mean any certificate signed by an Authorized Signatory of the Borrower requesting a new Loan hereunder, which certificate shall be in substantially the form of Exhibit E.

“Request for Issuance of Letter of Credit” shall mean any certificate signed by an Authorized Signatory of the Borrower requesting that the Issuing Bank issue a Letter of Credit hereunder, which certificate shall be in substantially the form of Exhibit F.

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“Responsible Officer” shall mean each president, executive vice president, chief executive officer, chief financial officer, treasurer, secretary, general counsel or assistant general counsel, or any Person having comparable responsibilities with respect to such offices, of the Borrower.

“Restricted Assets” shall mean all Accounts and Inventory of the Credit Parties.

“Restricted Payment shall mean (a) Dividends and (b) any redemption, retirement, sinking fund or other payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests issued by any Credit Party, except for any such payment, purchases or other acquisitions for value payable solely in Equity Interests of the same, or a junior, class to that class of Equity Interests being acquired.

“Retiree Welfare Plan” shall mean a Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to (i) Part 6 of Title I of ERISA or Code Section 4980B (or applicable state law mandating health insurance continuation coverage for employees), (ii) the sole expense of the participant or the beneficiary, or (iii) disability benefits that have been fully provided for by insurance.

“Revolving Commitment Ratio” shall mean, with respect to each Lender, the ratio, expressed as a percentage, of (a) the Revolving Loan Commitment of such Lender, divided by (b) the Revolving Loan Commitments of all Lenders, which, as of the Closing Date, are set forth (together with Dollar amounts thereof) on Schedule 1.1(a).

“Revolving Credit Obligations” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and pro rata share (based on its Revolving Commitment Ratio) of the Letter of Credit Obligations and the Swing Loans.

“Revolving Loan Commitment” shall mean, as of any date of determination, the several obligations of the Lenders to make advances to the Borrower, in accordance with their respective Revolving Commitment Ratios. As of the Closing Date, the Revolving Loan Commitment is $750,000,000.

“Revolving Loan Notes” shall mean those certain promissory notes issued by the Borrower to each of the Lenders that requests a promissory note, in accordance with each such Lender’s Revolving Commitment Ratio of the Revolving Loan Commitment, substantially in the form of Exhibit G.

“Revolving Loans” shall mean, collectively, the amounts (other than Swing Loans) advanced from time to time by the Lenders to the Borrower under the Revolving Loan Commitment, not to exceed the amount of the Revolving Loan Commitment.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereto.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of Sanctions.

“Sanctioned Person” shall mean at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

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“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEA” shall mean the Securities and Exchange Act of 1934 and the rules promulgated thereunder by the Securities and Exchange Commission, as amended from time to time or any similar Federal law then in force.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal law then in force.

“Solvent” shall mean, as to any Person, that (a) the property of such Person, at a fair valuation on a going concern basis, will exceed its debt, (b) the capital of such Person will not be unreasonably small to conduct its business, and (c) no such Person will have incurred debts beyond its ability to pay such debts as they mature or will have intended to incur debts beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” shall mean any liability on a claim, and “claim” shall mean (i) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

“Standby Letter of Credit” shall mean a Letter of Credit issued to support obligations of the Borrower incurred in the ordinary course of its business, and which is not a Commercial Letter of Credit.

“Subsidiary” shall mean, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding partnership interests or membership interests, as the case may be, is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person. For the avoidance of doubt, unless the context otherwise requires, the term “Subsidiary” shall include all direct and indirect Subsidiaries of any Person. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Swing Bank” shall mean SunTrust Bank, or any other Lender who shall agree with the Administrative Agent to act as Swing Bank.

“Swing Loans” shall mean, collectively, the amounts advanced from time to time by the Swing Bank to the Borrower under the Revolving Loan Commitment in accordance with Section 2.2(g).

“Swing Rate” shall mean, for any period, the rate per annum offered by the Swing Bank and accepted by the Borrower. The Borrower is under no obligation to accept any offered Swing Rate and the Swing Bank is under no obligation to offer a Swing Rate.

“Taxes” shall have the meaning specified in Section 2.8(b)(i).

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“Title IV Plan” shall mean a Plan, other than a Multiemployer Plan, that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is covered by Title IV of ERISA or the minimum funding standard of Section 302 of ERISA or Section 412 of the Code and is sponsored or maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate contributes or has an obligation to contribute or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Total Debt” shall mean, as of any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis (excluding (a) Indebtedness of the type described in subsection (k) of the definition thereof and (b) any intercompany Indebtedness that is consolidated in accordance with GAAP).

“Total Leverage Ratio” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis as of any date, the ratio of (a) Total Debt as of such date to (b) EBITDA for the four (4) consecutive fiscal quarters most recently ended.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

“Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“US” or “United States” shall mean the United States of America.

“USA Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“VPP Purchaser” shall mean with respect to any VPP Transaction, the Person party to such VPP Transaction that are not Credit Parties or Subsidiaries of Credit Parties, in each case, together with their respective successors and assigns.

“VPP Sellers” shall mean with respect to any VPP Transaction, the Credit Parties and their Subsidiaries party to such VPP Transaction.

“VPP Transaction” shall mean any volumetric production payment transaction or similar transaction, including any transaction structured as a sale of property interests (including Quarry Site mineral reserves) in exchange for long-term periodic payments made by a Credit Party or a Subsidiary to the purchaser of such interests.

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“VPP Transaction Documents” shall mean the documents entered into by and among the VPP Sellers and the VPP Purchaser in connection with a VPP Transaction, as amended, restated, supplemented, or otherwise modified from time to time.

Section 1.2           Uniform Commercial Code. Any term used in this Agreement which is defined in the UCC and not otherwise defined in this Agreement or in any other Loan Document shall have the meaning given such term in the UCC, including “Account,” “As-Extracted Collateral,” “Chattel Paper,” “Commodities Account,” “Deposit Account,” “Goods,” “Instrument,” and “Securities Account”.

Section 1.3           Accounting Principles. (a) The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied. All accounting terms used herein without definition shall be used as defined under GAAP. All financial calculations hereunder shall, unless otherwise stated, be determined for the Borrower on a consolidated basis with its Subsidiaries. Notwithstanding the foregoing, all financial covenants contained herein shall be calculated without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

(b)          If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and a Credit Party or the Majority Lenders shall so request, the Administrative Agent, the Majority Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders the adjustments and reconciliations necessary to enable the Administrative Agent and each Lender to determine compliance with each of the Financial Covenants before and after giving effect to such change in GAAP.

(c)          For the purposes of this Agreement and the other Loan Documents, the Total Leverage Ratio and the Interest Coverage Ratio shall be calculated on a Pro Forma Basis.

Section 1.4           Other Interpretive Matters. The terms “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph, or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The section titles, table of contents, and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement or any Loan Document. All schedules, exhibits, annexes, and attachments referred to herein are hereby incorporated herein by this reference. All references to (a) statutes and related regulations shall include all related rules and implementing regulations and any amendments of same and any successor statutes, rules, and regulations; (b) “including” and “include” shall mean “including, without limitation,” regardless of whether “without limitation” is included in some instances and not in others (and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); and (c) all references to dates and times shall mean the date and time at the Administrative Agent’s notice address determined under Section 10.1, unless otherwise specifically stated. All calculations of value of any Property, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Financial Covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. No provision of any Loan Documents shall be construed or interpreted to the disadvantage of any party hereto by reason of such party’s having, or being deemed to have, drafted, structured, or dictated such provision. A Default or Event of Default, if one occurs, shall “exist”, “continue” or be “continuing” until such Default or Event of Default, as applicable, has been waived in writing in accordance with Section 10.12. All terms used herein which are defined in Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

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ARTICLE 2

THE LOANS AND THE LETTERS OF CREDIT

Section 2.1           Extension of Credit.

(a)          Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender agrees severally to make Revolving Loans from time to time on any Business Day prior to the Maturity Date in an aggregate amount that will not result in the following:

(i)          the Revolving Credit Obligations of such Lender exceeding such Lender’s Revolving Commitment Ratio of the Revolving Loan Commitment; or

(ii)         the Aggregate Revolving Credit Obligations exceeding the Revolving Loan Commitment on such Business Day.

Subject to the terms and conditions hereof, prior to the Maturity Date Loans under the Revolving Loan Commitment may be repaid and reborrowed from time to time on a revolving basis.

(b)          The Letters of Credit. Subject to the terms and conditions of this Agreement, the Issuing Bank agrees to issue Letters of Credit, pursuant to Section 2.14, for the account of the Borrower which may be issued for the benefit of any Credit Party or Subsidiary of a Credit Party, from time to time on any Business Day prior to the date that is thirty (30) days prior to the Maturity Date in an outstanding aggregate face amount not to exceed the Letter of Credit Commitment and, with respect to the issuance of any individual Letter of Credit, the issuance of such Letter of Credit will not result in the Aggregate Revolving Credit Obligations exceeding the Revolving Loan Commitment on such Business Day.

(c)          The Swing Loans. Subject to the terms and conditions of this Agreement, the Swing Bank, in its sole and absolute discretion, may from time to time on any Business Day after the Closing Date but prior to the Maturity Date, make Swing Loans to the Borrower in an aggregate amount (including all Swing Loans outstanding as of such Business Day) not to exceed the lesser of (A) the excess of (1) the Swing Bank’s ratable share (in accordance with its Revolving Commitment Ratio) of the Revolving Loan Commitment less (2) the sum of the aggregate outstanding principal amount of Swing Loans and Revolving Loans made by it and the Swing Bank’s ratable share (in accordance with its Revolving Commitment Ratio) of the outstanding Letter of Credit Obligations, and (B) (1) if SunTrust Bank is the only Lender, the Revolving Loan Commitment and (2) if SunTrust Bank is not the only Lender, $25,000,000.

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(d)          Incremental Revolving Loan Commitment.

(i)          Request for Increase. Provided that no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom, upon written notice (the “Increase Notice”) to the Administrative Agent (which shall promptly notify the Lenders and provide the Lenders with access to a copy of the Increase Notice), the Borrower may, at any time, request up to four (4) increases in the Revolving Loan Commitment in an amount not less than $25,000,000 per increase and not more than $500,000,000 in the aggregate. The Borrower (in consultation with the Administrative Agent) shall specify in the Increase Notice (A) the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date on which the Increase Notice was provided to such Lenders by the Administrative Agent); (B) the amount of the requested increase in the Revolving Loan Commitment; and (C) the date on which such increase is requested to become effective. For the avoidance of doubt, the parties hereto acknowledge and agree that any increase in the Revolving Loan Commitment provided pursuant to this Section 2.1(d) shall be deemed to be Revolving Loan Commitments made hereunder and shall have the same terms and conditions as the existing Revolving Loan Commitments hereunder including, without limitation, the same Maturity Date and Applicable Margin.

(ii)         Lender Elections to Increase. None of the Lenders nor the Issuing Bank shall have any obligation to provide any additional amounts requested by the Borrower. If any Lender wishes to increase its portion of the Revolving Loan Commitment, such Person must provide to the Administrative Agent, within the time period specified in the Increase Notice, a written commitment for the amount of such Lender’s requested allocation of the additional portion of the Revolving Loan Commitment specified in the Increase Notice. Any Lender that does not provide its written commitment within the time period specified in the Increase Notice shall be deemed to have declined to increase its portion of the Revolving Loan Commitment.

(iii)        Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request under Section 2.1(d)(ii). If the aggregate increase participated in by the existing Lenders is less than the requested increase, then to achieve the full amount of the requested increase, and subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders, pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(iv)        Effective Date and Allocations. If the Revolving Loan Commitment is increased in accordance with this Section 2.1(d), the Administrative Agent and the Borrower shall determine the effective date, which must be prior to the Maturity Date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders, including any proposed new lenders, of the final allocation of such increase and the Increase Effective Date. From and after the Increase Effective Date, subject to the satisfaction of the conditions specified in Section 2.1(d)(v) below, the Revolving Loan Commitment shall be increased and the new lenders shall be Lenders for all purposes under this Agreement. On the Increase Effective Date, the Borrower, each Lender that is increasing its portion of the Revolving Loan Commitment, each additional Eligible Assignee that is becoming an additional Lender and the Credit Parties shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify (including any Assignments and Acceptances and new or replacement Revolving Loan Notes, as requested by the Lenders) to give effect to any such increase in the Revolving Loan Commitment. This Agreement shall be deemed amended to the extent (but only to the extent) necessary to increase the Revolving Loan Commitment in accordance with this Section 2.1(d).

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(v)         Conditions to Effectiveness of Increase. As a condition precedent to such increase, all conditions precedent in Section 4.2 must be satisfied and the Borrower shall deliver to the Administrative Agent a certificate of each Credit Party (A) dated as of the Increase Effective Date (with sufficient copies for each Lender if requested by the Administrative Agent) signed by the chief financial officer, treasurer or an officer with similar responsibilities of the Borrower approving or consenting to such increase, (B) certifying that (1) the resolutions authorizing such increase are true, correct, and effective as of the Increase Effective Date and, before and after giving effect to such increase, the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties expressly relate solely to an earlier date in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date, and except that for purposes of this Section 2.1(d), the representations and warranties contained in Section 5.1(i) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.1 or 6.2, (2) no Default or Event of Default exists and is continuing, and (3) both before and after giving effect to such increase, the Borrower is in compliance with the Financial Covenants on a Pro Forma Basis for the four (4) fiscal quarter period immediately preceding the Increase Effective Date for which financial statements for the Borrower have been delivered pursuant to Sections 6.1 or 6.2. The Borrower shall, at the request of the Administrative Agent, deliver such opinions of counsel as the Administrative Agent may request in its reasonable discretion. In the event of an increase in the Revolving Loan Commitment in accordance with this Section 2.1(d), the Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitment Ratios arising from any nonratable increase in the Lenders’ respective portions of the Revolving Loan Commitment under this Section (and Borrower shall be liable for any costs under Section 2.9).

(vi)        The parties hereto hereby acknowledge and agree that any increase in the Revolving Loan Commitment in accordance with this Section 2.1(d) shall not increase the Letter of Credit Commitment.

(vii)       This Section 2.1(d) shall supersede any provisions in Section 2.10 to the contrary.

Section 2.2           Manner of Borrowing and Disbursement of Loans.

(a)          Choice of Interest Rate, etc. Any Loan (including any initial Loan made on the Closing Date but excluding Swing Loans) shall, at the option of the Borrower, be made either as a Base Rate Loan or as a Eurodollar Loan; provided, however, that (i) if the Borrower fails to give the Administrative Agent written notice specifying whether a Eurodollar Loan is to be repaid, continued or converted on a Payment Date, such Loan shall be converted to a Base Rate Loan on the Payment Date in accordance with Section 2.3(a)(iii) and (ii) the Borrower may not select a Eurodollar Loan (A) with respect to a Loan, the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.14 or (B) if, at the time of such Loan or at the time of the continuation of, or conversion to, a Eurodollar Loan pursuant to Section 2.2(c), an Event of Default exists and the Majority Lenders so request in writing. Any notice given to the Administrative Agent in connection with a requested Loan hereunder shall be given to the Administrative Agent prior to 12:00 noon (Atlanta, Georgia, time) in order for such Business Day to count toward the minimum number of Business Days required.

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(b)          Base Rate Loans.

(i)          Initial and Subsequent Loans. The Borrower shall give the Administrative Agent in the case of Base Rate Loans irrevocable notice by telephone not later than 12:00 noon (Atlanta, Georgia, time) on the date of such Loan and shall immediately confirm any such telephone notice with a written Request for Loan; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Request for Loan shall not invalidate any notice so given.

(ii)         Repayments and Conversions. The Borrower may (A) subject to Section 2.5, at any time without prior notice repay a Base Rate Loan or (B) upon at least three (3) Business Days irrevocable prior written notice to the Administrative Agent in the form of a Notice of Conversion/Continuation, convert all or a portion of the principal of any Base Rate Loan to one or more Eurodollar Loans. Upon the date indicated by the Borrower, such Base Rate Loan shall be so repaid or converted.

(iii)        Miscellaneous. Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Base Rate Loan shall be in a principal amount of no less than $1,000,000 and in an integral multiple of $100,000 in excess thereof.

(c)          Eurodollar Loans.

(i)          Initial and Subsequent Loans. The Borrower shall give the Administrative Agent in the case of Eurodollar Loans irrevocable notice by telephone not later than 12:00 noon (Atlanta, Georgia, time) three (3) days prior to the date of such Eurodollar Loan and shall immediately confirm any such telephone notice with a written Request for Loan; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Request for Loan shall not invalidate any notice so given.

(ii)         Repayments, Continuations and Conversions. At least three (3) Business Days prior to each Payment Date for a Eurodollar Loan, the Borrower shall give the Administrative Agent written notice in the form of a Notice of Conversion/Continuation specifying whether all or a portion of such Eurodollar Loan outstanding on such Payment Date is to be continued as one or more new Eurodollar Loans and also specifying the new Eurodollar Loan Period applicable to each such new Eurodollar Loan (and subject to the provisions of this Agreement, upon such Payment Date, such Eurodollar Loan shall be so continued). Upon such Payment Date, any Eurodollar Loan (or portion thereof) not so continued shall be converted to a Base Rate Loan or be repaid.

(iii)        Miscellaneous. Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Eurodollar Loan shall be in a principal amount of no less than $1,000,000 and in an integral multiple of $1,000,000 in excess thereof, and at no time shall the aggregate number of all Eurodollar Loans then outstanding exceed five (5).

(d)          Notification of Lenders. Upon receipt of a (i) Request for Loan or a telephone or telecopy request for Loan, (ii) notification from the Issuing Bank that a draw has been made under any Letter of Credit (unless the Issuing Bank will be reimbursed through the funding of a Swing Loan), or (iii) notice from the Borrower with respect to the prepayment of any outstanding Eurodollar Loan prior to the Payment Date for such Loan, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender’s portion of any such Loan. Each Lender shall, not later than 2:00 p.m. (Atlanta, Georgia, time) on the date specified for such Loan (under clause (i) or (ii) above) in such notice, make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of such Lender’s portion of the Loan in immediately available funds.

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(e)          Disbursement. Prior to 4:00 p.m. (Atlanta, Georgia, time) on the date of a Loan hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 4, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (i) transferring the amounts so made available by wire transfer to a deposit account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option by effecting a wire transfer of such amounts to another deposit account designated by the Borrower to the Administrative Agent in a written Request for Loan or (ii) in the case of a Loan the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.14, transferring such amounts to such Issuing Bank. Unless the Administrative Agent shall have received notice from a Lender prior to 1:00 p.m. (Atlanta, Georgia, time) on the date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Loan, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Loan and the Administrative Agent may, in its sole and absolute discretion and in reliance upon such assumption, make available to the applicable Borrower or the Issuing Bank, as applicable, on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion available to the Administrative Agent by 1:00 p.m. (Atlanta, Georgia time) on the date of any Loan, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower or the Issuing Bank, as applicable, until the date such amount is repaid to the Administrative Agent, (x) for the first two (2) Business Days, at the Federal Funds Rate for such Business Days, and (y) thereafter, at the Base Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Loan for purposes of this Agreement and if both such Lender and the Borrower shall pay and repay such corresponding amount, the Administrative Agent shall promptly relend to the applicable Borrower such corresponding amount. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The failure of any Lender to fund its portion of any Loan shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Loan on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.

(f)          Deemed Requests for Loan. Unless payment is otherwise timely made by the Borrower, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder shall be deemed irrevocably to be a Request for Loan on the due date of, and in an aggregate amount required to pay, such principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder, and the proceeds of a Revolving Loan made pursuant thereto may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as a Base Rate Loan. The Lenders shall have no obligation to the Borrower to honor any deemed Request for Loan under this Section 2.2(f) unless, subject to the funding requirements of the Lenders under Sections 2.2(b)(ii) and 2.14(d), all the conditions set forth in Section 4.2 have been satisfied, but, with the consent of the Lenders required under the last sentence of Section 4.2, may do so in their sole and absolute discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and without regard to the failure by the Borrower to satisfy any of the conditions set forth in Section 4.2. No further authorization, direction or approval by the Borrower shall be required for any deemed Request for Loan under this Section 2.2(f). The Administrative Agent shall promptly provide to the Borrower written notice of any Loan pursuant to this Section 2.2(f).

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(g)          Special Provisions Pertaining to Swing Loans.

(i)          The Borrower shall give the Swing Bank written notice in the form of a Request for Loan, or notice by telephone no later than 12:00 noon (Atlanta, Georgia, time) on the date on which the Borrower wishes to receive a Swing Loan followed immediately by a written Request for Loan, with a copy to the Administrative Agent; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Request for Loan shall not invalidate any notice so given; provided further, however, that any request by the Borrower of a Base Rate Loan under the Revolving Loan Commitment shall be deemed to be a request for a Swing Loan unless the Borrower specifically requests otherwise. If the Swing Bank, in its sole and absolute discretion, elects to make the requested Swing Loan, the Swing Loan shall be made on the date specified in the notice or the Request for Loan and such notice or Request for Loan shall specify (i) the amount of the requested Swing Loan and (ii) instructions for the disbursement of the proceeds of the requested Swing Loan. Each Swing Loan shall be subject to all the terms and conditions applicable to Revolving Loans, except that all payments thereon shall be payable to the Swing Bank solely for its own account. The Swing Bank shall have no duty or obligation to make any Swing Loans hereunder. The Swing Bank shall not make any Swing Loans if the Swing Bank has received written notice from any Lender (or the Swing Bank has actual knowledge) that one or more applicable conditions precedent set forth in Section 4.2 will not be satisfied (or waived pursuant to the last sentence of Section 4.2) on the requested Loan date. In the event the Swing Bank in its sole and absolute discretion elects to make any requested Swing Loan, the Swing Bank shall make the proceeds of such Swing Loan available to the Borrower by deposit of Dollars in same day funds by wire transfer to a deposit account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option, by effecting a wire transfer of such amounts to another deposit account designated by the Borrower to the Administrative Agent in a written Request for Loan.

(ii)         The Swing Bank shall notify the Administrative Agent and each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Swing Loans outstanding as of 3:00 p.m. (Atlanta, Georgia, time) as of such date and each Lender’s pro rata share (based on its Revolving Commitment Ratio) thereof. Each Lender shall before 12:00 noon (Atlanta, Georgia, time) on the next Business Day make available to the Administrative Agent, in immediate available funds, the amount of its pro rata share (based on its Revolving Commitment Ratio) of such principal amount of Swing Loans outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrower, notwithstanding any failure of the Borrower to satisfy the conditions in Section 4.2. Each Revolving Loan so made shall bear interest as a Base Rate Loan. The Administrative Agent shall use such funds to repay the principal amount of Swing Loans to the Swing Bank. Additionally, if at any time any Swing Loans are outstanding, any of the events described in clauses (g) or (h) of Section 8.1 shall have occurred, then each Lender shall automatically upon the occurrence of such event and without any action on the part of the Swing Bank, the Borrower, the Administrative Agent or the Lenders be deemed to have purchased an undivided participation in the principal and interest of all Swing Loans then outstanding in an amount equal to such Lender’s Revolving Commitment Ratio of the principal and interest of all Swing Loans then outstanding and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent for the account of the Swing Bank in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Swing Bank shall deliver to such Lender a loan participation certificate dated the date of receipt of such funds in such amount). The disbursement of funds in connection with the settlement of Swing Loans hereunder shall be subject to the terms and conditions of Section 2.2(e).

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Section 2.3           Interest.

(a)          On Loans. Interest on the Loans, subject to Sections 2.3(b) and (c), shall be payable as follows:

(i)          On Base Rate Loans. Interest on each Base Rate Loan shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed and shall be payable quarterly in arrears on the last day of each calendar quarter. Interest on Base Rate Loans then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Base Rate Loan at the simple per annum interest rate equal to the sum of (A) the Base Rate and (B) the Applicable Margin for Base Rate Loans.

(ii)         On Eurodollar Loans. Interest on each Eurodollar Loan shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed and shall be payable in arrears on (x) the Payment Date for such Eurodollar Loan, and (y) if the Eurodollar Loan Period for such Eurodollar Loan is greater than three (3) months, on the last day of each three (3) month period ending prior to the Payment Date for such Eurodollar Loan and on the Payment Date for such Eurodollar Loan. Interest on Eurodollar Loans then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Eurodollar Loan at a rate per annum equal to the sum of (A) the Eurodollar Basis applicable to such Eurodollar Loan and (B) the Applicable Margin for Eurodollar Loans.

(iii)        If No Notice of Selection of Interest Rate. If the Borrower fails to give the Administrative Agent timely notice of its selection of the Base Rate or a Eurodollar Basis, or if for any reason a determination of a Eurodollar Basis for any Loan is not timely concluded, the Base Rate shall apply to such Loan. If the Borrower fails to elect to continue any Eurodollar Loan then outstanding prior to the last Payment Date applicable thereto in accordance with the provisions of Section 2.2, as applicable, the Base Rate shall apply to such Loan commencing on and after such Payment Date.

(iv)        On Swing Loans. Interest on each Swing Loan shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed and shall be payable quarterly in arrears on the last day of each calendar quarter for such calendar quarter. Interest on Swing Loans then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Swing Loan at the Swing Rate.

(b)          Upon Default. During the existence of an Event of Default, interest on the outstanding Obligations shall, at the written request of the Majority Lenders, accrue at the Default Rate; provided, however, that the Default Rate shall automatically be deemed to have been invoked at all times when the Obligations have been accelerated or deemed accelerated pursuant to Section 8.2. Interest accruing at the Default Rate shall be payable on demand and in any event on the Maturity Date (or the date of any earlier prepayment in full of the Obligations) and shall accrue until the earliest to occur of (i) waiver of the applicable Event of Default in accordance with Section 10.12, (ii) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations. The Lenders shall not be required to (A) accelerate the maturity of the Loans, (B) terminate the Revolving Loan Commitment, or (C) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

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(c)          Computation of Interest. In computing interest on any Loan, the date of making the Loan shall be included and the date of payment shall be excluded; provided, however, that if a Loan is repaid on the date that it is made, one (1) day’s interest shall be due with respect to such Loan.

Section 2.4           Fees.

(a)          Fee Letters. The Borrower agrees to pay any and all fees that are set forth in any fee letter executed in connection with this Agreement at the times specified therein.

(b)          Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Revolving Commitment Ratios, a commitment fee (“Commitment Fee”) on the aggregate amount by which the Revolving Loan Commitment exceeded the sum of the average daily amount of Aggregate Revolving Credit Obligations (other than with respect to any Swing Loans) for each day from the Closing Date through the Maturity Date (or the date of any earlier prepayment in full of the Obligations), at the per annum rate equal to the Applicable Margin for the Commitment Fee (determined daily in accordance with Annex I). Such Commitment Fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable in arrears on the last day of each calendar quarter and, if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations).

(c)          Letter of Credit Fees.

(i)          The Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with their respective Revolving Commitment Ratios, a fee on the stated amount of each outstanding Letter of Credit for each day from the Date of Issue through the expiration date of each such Letter of Credit (whether such date is the stated expiration date of such Letter of Credit at the time of the original issuance thereof or the stated expiration date of such Letter of Credit upon any renewal thereof) at a rate per annum equal to the Applicable Margin in effect from time to time with respect to Eurodollar Loans plus, at all times when the Default Rate is in effect, 2.00%. Such Letter of Credit fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable in arrears on the last day of each calendar quarter and, if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations).

(ii)         The Borrower shall also pay to the Administrative Agent, for the account of the Issuing Bank, (A) a fee on the stated amount of each Letter of Credit for each day from the Date of Issue through the stated expiration date of each such Letter of Credit (whether such date is the stated expiration date of such Letter of Credit at the time of the original issuance thereof or the stated expiration date of such Letter of Credit upon any renewal thereof) at a rate of 0.175% per annum, which fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, and (B) any reasonable and customary fees charged by the Issuing Bank for issuance and administration of such Letters of Credit, which fees, in each case, shall be payable in arrears on the last day of each calendar quarter and, if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations).

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(d)          Computation of Fees; Additional Terms Relating to Fees. In computing any fees payable under this Section 2.4, the first day of the applicable period shall be included and the date of the payment shall be excluded. All fees payable under or in connection with this Agreement and the other Loan Documents shall be deemed fully earned when and as they become due and payable and, once paid, shall be non-refundable, in whole or in part.

Section 2.5           Prepayment/Cancellation of Revolving Loan Commitment.

(a)          The principal amount of any Base Rate Loan may be repaid in full or in part at any time, without penalty or prior notice; and the principal amount of any Eurodollar Loan may be prepaid prior to the applicable Payment Date, upon three (3) Business Days prior written notice to the Administrative Agent, provided, that the Borrower shall reimburse the Lenders and the Administrative Agent, on the earlier of demand or the Maturity Date, for any loss or reasonable out-of-pocket expense incurred by the Lenders or the Administrative Agent in connection with such prepayment, as set forth in Section 2.9. Each notice of prepayment of any Eurodollar Loan shall be irrevocable, and each prepayment or repayment made under this Section 2.5(a) shall include the accrued interest on the amount so prepaid or repaid. Upon receipt of any notice of repayment or prepayment, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender’s portion of the repayment or prepayment. Notwithstanding the foregoing, the Borrower shall not make any repayment or prepayment of the Revolving Loans unless the balance of the Swing Loans then outstanding is zero. Except as provided in Section 2.5(b), any repayment and prepayment of Loans outstanding under the Revolving Loan Commitment shall not reduce the Revolving Loan Commitment. For the avoidance of doubt, any prepayment of the Loans shall not affect the Borrower’s obligation to continue to make payments under any Hedge Transaction with a Bank Product Provider, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of the such Hedge Transaction.

(b)          The Borrower shall have the right, at any time and from time to time after the Closing Date and prior to the Maturity Date, upon at least three (3) Business Days prior written notice to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Revolving Loan Commitment on a pro rata basis among the Lenders in accordance with their respective Revolving Commitment Ratios; provided, that (i) any such partial reduction shall be made in an amount not less than $25,000,000, (ii) the Revolving Loan Commitment may not be reduced to an amount below the then outstanding Letter of Credit Obligations (unless the Revolving Loan Commitment is cancelled and the Letter of Credit Obligations are cash collateralized as set forth below), and (iii) in connection with any partial reduction in the Revolving Loan Commitment, the Letter of Credit Commitment shall be automatically reduced on a pro rata basis with the Revolving Loan Commitment. As of the date of cancellation or reduction set forth in such notice, the Revolving Loan Commitment shall be permanently canceled or reduced to the amount stated in the Borrower’s notice for all purposes herein, and the Borrower shall immediately (i) pay to the Administrative Agent for the account of the Lenders the amount necessary to repay in full the principal amount of the Loans or reduce the principal amount of the Loans then outstanding to not more than the amount of the Revolving Loan Commitment as so reduced, together with accrued interest on the amount so prepaid and the Commitment Fee set forth in Section 2.4(b) accrued through the date of the reduction, with respect to the amount reduced, or cancellation, (ii) reimburse the Administrative Agent and the Lenders for any loss or out-of-pocket expense incurred by any of them in connection with such payment as set forth in Section 2.9 and (iii) if such cancellation or reduction results in the Revolving Loan Commitment being less than the Letter of Credit Obligations, secure the Letter of Credit Obligations through the delivery of cash collateral, or, in the sole and absolute discretion of the applicable Issuing Bank that provided the Letter of Credit in connection with such Letter of Credit Obligations and the Administrative Agent, a “back-stop” letter of credit, in form and substance satisfactory to the applicable Issuing Bank that provided the Letter of Credit in connection with such Letter of Credit Obligations and the Administrative Agent, in an amount equal to one hundred three percent (103%) of the excess Letter of Credit Obligations.

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(c)          With the prior written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Loan Commitment of a Defaulting Lender, and in such event the provisions of Section 2.15 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided, that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Bank, the Swing Bank or any other Lender may have against such Defaulting Lender.

Section 2.6           Repayment.

(a)          The Revolving Loans. All unpaid principal and accrued interest on the Revolving Loans shall be due and payable in full in cash on the Maturity Date.

(b)          Mandatory Repayment. If at any time the Aggregate Revolving Credit Obligations exceeds the Revolving Loan Commitment, as reduced pursuant to Section 2.5 or otherwise, the Borrower shall immediately repay the Swing Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.9. Each prepayment shall be applied as follows: first, to the Swing Loans to the full extent thereof; second, to the Base Rate Loans to the full extent thereof; and third, to the Eurodollar Loans to the full extent thereof. If, after giving effect to prepayment of all Swing Loans and Revolving Loans, the Aggregate Revolving Credit Obligations exceeds the Revolving Loan Commitment, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.

(c)          The Other Obligations. In addition to the foregoing, the Borrower hereby promises to pay all Obligations (other than Bank Products Obligations), including, without limitation, the principal amount of the Loans, amounts drawn under Letters of Credit and accrued and unpaid interest and all fees on the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date.

Section 2.7           Notes; Loan Accounts.

(a)          The Loans shall, upon request by any Lender, be evidenced by a Revolving Loan Note issued by the Borrower to the applicable Lender and shall be duly executed and delivered by an Authorized Signatory of the Borrower.

(b)          The Administrative Agent shall open and maintain on its books in the name of the Borrower a loan account with respect to the Loans and interest thereon (the “Loan Account”). The Administrative Agent shall debit such Loan Account for the principal amount of each Loan made by it on behalf of the Lenders, accrued interest thereon, and all other amounts which shall become due from the Borrower pursuant to this Agreement and shall credit the Loan Account for each payment which the Borrower shall make in respect to the Obligations. The records of the Administrative Agent with respect to such Loan Account shall be conclusive evidence of the Loans and accrued interest thereon, absent manifest error.

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Section 2.8           Manner of Payment.

(a)          When Payments Due.

(i)          Each payment (including any prepayment) by the Borrower on account of the principal of or interest on the Loans, fees, and any other amount owed to any member of the Lender Group under this Agreement or the other Loan Documents shall be made not later than 1:00 p.m. (Atlanta, Georgia, time) on the date specified for payment under this Agreement or any other Loan Document to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders, the Issuing Bank or the Administrative Agent, as the case may be, in Dollars in immediately available funds. Any payment received by the Administrative Agent after 1:00 p.m. (Atlanta, Georgia, time) shall be deemed received on the next Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender. In the case of a payment for the account of the Issuing Bank, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to the Issuing Bank. If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the Lenders accordingly.

(ii)         Except as provided in the definition of Eurodollar Loan Period, if any payment under this Agreement or any other Loan Document shall be specified to be made on a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(b)          No Deduction.

(i)          Any and all payments of principal and interest, fees, indemnity or expense reimbursements, and any other amounts by any Credit Party hereunder or under any other Loan Documents (the “Credit Party Payments”) shall be made without setoff or counterclaim and free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings with respect to such Credit Party Payments and all interest, penalties or similar liabilities with respect thereto, excluding (i) taxes imposed on the net income of any member of the Lender Group (or any office, branch or subsidiary of such member) by the jurisdiction under the laws of which such member of the Lender Group is organized or conducts business or any political subdivision thereof, (ii) any franchise taxes, taxes imposed on doing business or taxes measured by capital or net worth imposed on any member of the Lender Group (or any office, branch or subsidiary of such member and (iii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Credit Parties are located (all such nonexcluded taxes, levies, imposts, deductions, charges or withholdings and liabilities collectively or individually “Taxes”). If any Credit Party shall be required to deduct any Taxes from or in respect of any sum payable to any member of the Lender Group hereunder or under any other Loan Document, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8(b)(i)), such member of the Lender Group shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Credit Party shall make such deductions, and (iii) the applicable Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

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(ii)         In addition, the Credit Parties shall pay to the relevant Governmental Authority in accordance with Applicable Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document excluding, however, such taxes, charges or levies imposed as a result of an assignment or participation (other than an assignment that occurs as a result of a request by the Borrower) (such taxes being “Other Taxes”).

(iii)        The Credit Parties shall indemnify the members of the Lender Group for the full amount of Taxes and Other Taxes with respect to Credit Party Payments paid by such Person, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority; provided, that the Credit Parties shall not be required to indemnify the Administrative Agent, any Lender, or the Issuing Bank for any amount pursuant to this Section 2.8(b) incurred more than nine months prior to the date the Administrative Agent, such Lender, or such Issuing Bank notifies such Credit Party in writing of such amounts. A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by a member of the Lender Group or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date the Administrative Agent or such member, as the case may be, makes written demand therefor. If, in the reasonable determination of the Credit Parties, any such Taxes or Other Taxes are incorrectly or illegally imposed or asserted by the relevant Governmental Authority, the members of the Lender Group shall, at the Credit Parties’ expense, use commercially reasonable efforts to cooperate with the Credit Parties to recover such Taxes or Other Taxes, provided that no Lender Group member shall be required to do so if such Lender Group member in good faith determines that to do so would be disadvantageous to it. If any Taxes or Other Taxes for which the Administrative Agent or any member of the Lender Group has received indemnification from a Credit Party hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Administrative Agent or such member, the Administrative Agent or such member, as the case may be, shall promptly forward to the applicable Credit Party any such refunded amount (after deduction of any Tax or Other Tax paid or payable by any member of the Lender Group as a result of such refund), not exceeding the increased amount paid by the applicable Credit Party pursuant to this Section 2.8(b).

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(iv)        Each Lender and Issuing Bank shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Lender or Issuing Bank (but only to the extent that a Credit Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of any Credit Party to do so) and (ii) any other taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to the Lender or Issuing Bank from any other source against any amount due to the Administrative Agent under this paragraph (iv).

(v)         As soon as practicable after the date of any payment of Taxes or Other Taxes by a Credit Party to the relevant Governmental Authority, the applicable Credit Party will deliver to the Administrative Agent, at its address, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(vi)        On or prior to the Closing Date (or, in the case of any Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance, on or prior to the effective date of such Assignment and Acceptance), each Lender which is organized in a jurisdiction other than the United States or a political subdivision thereof (a “Foreign Lender”) shall provide each of the Administrative Agent and the Borrower with either (A) two (2) properly executed originals of Form W-8ECI or Form W-8BEN (or any successor forms) prescribed by the Internal Revenue Service or other documents satisfactory to the Borrower and the Administrative Agent, as the case may be, certifying (1) as to such Foreign Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Foreign Lender hereunder and under any other Loan Documents or Bank Products Documents or (2) that all payments to be made to such Foreign Lender hereunder and under any other Loan Documents and Bank Products Documents are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (B)(1) a certificate executed by such Lender certifying that such Lender is not a “bank” and that such Lender qualifies for the portfolio interest exemption under Section 881(c) of the Code, and (2) two (2) properly executed originals of Internal Revenue Service Form W-8BEN (or any successor form), in each case, certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made hereunder or under any other Loan Documents or Bank Products Documents. Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Each such Lender agrees to provide the Administrative Agent and the Borrower with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, or after the occurrence of any event requiring a change in the most recent forms delivered by it to the Administrative Agent and the Borrower. In addition, if a payment made to a Lender, Administrative Agent, or Issuing Bank (and, in each case, any financial institution through which any payment is made subject to such recipient) under any Loan Document would be subject to United States federal withholding imposed by FATCA if such Lender, Administrative Agent, or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA, such Lender, Administrative Agent, or Issuing Bank shall deliver to the Administrative Agent and the Borrower such forms or other documents as shall be prescribed by Applicable Law, if any, or as otherwise reasonably requested, as may be necessary for the Administrative Agent or the Borrower, as applicable, to determine that such payment is exempt from withholding under FATCA.

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(vii)       The Credit Parties shall not be required to indemnify any Lender, or to pay any additional amounts to such Lender pursuant to Section 2.8(b)(i) or (b)(iii) above to the extent that (A) the obligation to withhold amounts with respect to United States Federal, state or local withholding tax existed on the date such Lender became a party to this Agreement (or, in the case of a transferee, on the effective date of the Assignment and Acceptance pursuant to which such transferee became a Lender) or, with respect to payments to a new lending office, the date such Lender designated such new lending office; provided, however, that this clause (A) shall not apply to any Lender that became a Lender or new lending office that became a new lending office as a result of an assignment or designation made at the request of the Borrower; and provided further, however, that this clause (A) shall not apply to the extent the indemnity payment or additional amounts, if any, that any member of the Lender Group through a new lending office would be entitled to receive (without regard to this clause (A)) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such member of the Lender Group making the designation of such new lending office would have been entitled to receive in the absence of such assignment, transfer or designation or (B) the obligation to pay such additional amounts or such indemnity payments would not have arisen but for a failure by such member of the Lender Group to comply with the provisions of Section 2.8(b)(v) above.

(viii)      Nothing contained in this Section 2.8(b) shall require any member of the Lender Group to make available to any Credit Party any of its tax returns (or any other information) that it deems confidential or proprietary.

(ix)         If any member of the Lender Group determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.8(b) (including additional amounts paid pursuant to this Section 2.8(b)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.8(b) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such member of the Lender Group and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.8(b)(ix) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.8(b)(ix), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.8(b)(ix) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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Section 2.9           Reimbursement. Whenever any member of the Lender Group shall sustain or incur any losses (including losses of anticipated profits) or out-of-pocket expenses in connection with (a) failure by the Borrower to borrow or continue any Eurodollar Loan, or convert any Base Rate Loan to a Eurodollar Loan, in each case, after having given notice of its intention to do so in accordance with Section 2.2 (whether by reason of the election of the Borrower not to proceed or the non-fulfillment of any of the conditions set forth in this Agreement), or (b) prepayment of any Eurodollar Loan in whole or in part for any reason other than at the end of the applicable Eurodollar Loan Period for such Eurodollar Loan or (c) failure by the Borrower to prepay any Eurodollar Loan after giving notice of its intention to prepay such Eurodollar Loan, the Borrower agrees to pay to such Lender, promptly upon such Lender’s demand therefor, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses. Such Lender’s good faith determination of the amount of such losses and out-of-pocket expenses, absent manifest error, shall be binding and conclusive. Losses subject to reimbursement hereunder shall include, without limitation, expenses incurred by any Lender Group member or any participant of such Lender Group member permitted hereunder in connection with the re-deployment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and any lost profit of such Lender Group member or any participant of such Lender Group member over the remainder of the Eurodollar Loan Period for such prepaid Loan. For purposes of calculating amounts payable to a Lender Group member under this paragraph, each applicable Lender Group member shall be deemed to have actually funded its relevant Eurodollar Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Eurodollar Loan and having a maturity and repricing characteristics comparable to the relevant Eurodollar Loan Period; provided, however, that each applicable Lender Group member may fund each of its Eurodollar Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

Section 2.10         Pro Rata Treatment.

(a)          Loans. Each Loan from the Lenders under the Revolving Loan Commitment made on or after the Closing Date shall be made pro rata on the basis of the respective Revolving Commitment Ratios of such Lenders.

(b)          Payments. Each payment and prepayment of the principal of the Revolving Loans, and each payment of interest on the Revolving Loans received from the Borrower, shall be made by the Administrative Agent to the Lenders pro rata on the basis of their respective unpaid principal amounts outstanding under the Revolving Loans immediately prior to such payment or prepayment (except in cases when a Lender’s right to receive payments is restricted pursuant to Section 2.15). If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off or otherwise) on account of the Loans in excess of its ratable share of Loans based on its Revolving Commitment Ratio (or in violation of any restriction set forth in Section 2.15), such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery without interest thereon unless the Lender obligated to repay such amount is required to pay interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

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Section 2.11         Application of Payments.

(a)          Prior to the exercise of remedies pursuant to Section 8.2, including acceleration of the Obligations, all amounts received by the Administrative Agent from the Borrower (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder or payments made pursuant to Section 2.6(b) (which shall be applied as earmarked or, with respect to payments under Section 2.6(b), as set forth in Section 2.6(b)), and subject to clause (h) of the definition of Permitted Asset Disposition), shall be distributed by the Administrative Agent in the following order of priority:

FIRST, to the payment of out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Administrative Agent with respect to enforcing the rights of the Lenders under the Loan Documents;

SECOND, to the payment of any fees owed to the Administrative Agent, the Issuing Bank or the Swing Bank under the Loan Documents;

THIRD, to the payment of all accrued fees and interest payable to the Lenders under this Agreement;

FOURTH, to the payment of principal then due and payable on the Swing Loans;

FIFTH, to the payment of principal then due and payable on the Revolving Loans;

SIXTH, to the payment of the Bank Products Obligations then due and payable;

SEVENTH, to the payment of all other Obligations not otherwise referred to in this Section 2.11(a) then due and payable; and

EIGHTH, upon satisfaction in full of all Obligations, to the applicable Credit Party or such other Person who may be lawfully entitled thereto.

(b)          Notwithstanding anything in this Agreement or any other Loan Documents which may be construed to the contrary, subsequent to the exercise of remedies pursuant to Section 8.2, including acceleration of the Obligations, payments and prepayments with respect to the Obligations made to the Lender Group, or any of them, or otherwise received by any member of the Lender Group shall be distributed in the following order of priority (subject, as applicable, to clause (h) of the definition of Permitted Asset Disposition and Section 2.10):

FIRST, to the payment of out-of-pocket costs and expenses (including without limitation indemnification and reasonable attorneys’ fees) of the Administrative Agent with respect to enforcing the rights of the Lenders under the Loan Documents;

SECOND, to the payment of any fees owed to the Administrative Agent, the Issuing Bank or the Swing Bank or under the Loan Documents;

THIRD, to the payment of out-of-pocket costs and expenses (including without limitation indemnification and reasonable attorneys’ fees) of the Lenders with respect to enforcing their rights under the Loan Documents;

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FOURTH, to the payment of all accrued fees and interest payable to the Lenders under this Agreement;

FIFTH, to the payment of the principal of the Swing Loans then outstanding;

SIXTH, pro rata, to (i) the payment of principal on the Revolving Loans then outstanding; (ii) the Letter of Credit Reserve Account to the extent of one hundred three percent (103%) of any Letter of Credit Obligations then outstanding; and (iii) to the Bank Products Obligations and the Net Mark-to-Market Exposure of the Hedge Obligations that constitute Obligations; provided, however, that no proceeds realized from any Guaranty of a Credit Party who is not a Qualified ECP Guarantor shall be applied to the payment of Hedge Obligations that constitute Obligations;

SEVENTH, to any other Obligations not otherwise referred to in this Section 2.11(b); and

EIGHTH, upon satisfaction in full of all Obligations, to the applicable Credit Party or such other Person who may be lawfully entitled thereto.

Section 2.12         All Obligations to Constitute One Obligation. All Obligations shall constitute one general obligation of the Borrower.

Section 2.13         Maximum Rate of Interest. The Borrower and the Lender Group hereby agree and stipulate that the only charges imposed upon the Borrower for the use of money in connection with this Agreement are and shall be the specific interest and fees described in this Article 2 and in any other Loan Document. Notwithstanding the foregoing, the Borrower and the Lender Group further agree and stipulate that all closing fees, agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by any member of the Lender Group to third parties or for damages incurred by the Lender Group, or any of them, are charges to compensate the Lender Group for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lender Group in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to any Applicable Law. In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under Applicable Law, then, ipso facto as of the Closing Date, the Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Revolving Loans to the extent of such excess.

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Section 2.14         Letters of Credit.

(a)          Subject to the terms and conditions of this Agreement, the Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 2.14(c) below, hereby agrees to issue one or more Letters of Credit up to an aggregate face amount equal to the Letter of Credit Commitment; provided, however, that, except as described in the last sentence of Section 4.2, the Issuing Bank shall not issue any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 4.2 have been satisfied; provided, further, that no Issuing Bank shall be obligated to issue, amend, renew or extend any Letter of Credit if such issuance, amendment, renewal, or extension would result in the outstanding amount of the Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Bank to exceed such Issuing Bank’s Letter of Credit Issuance Limit. Each Letter of Credit shall (i) be denominated in Dollars, and (ii) expire no later than the earlier to occur of (A) the date ten (10) days prior to the Maturity Date, and (B) three hundred sixty (360) days after its date of issuance (but may contain provisions for automatic renewal provided that no Default or Event of Default exists on the renewal date or would be caused by such renewal and provided that no such renewal shall extend beyond the date ten (10) days prior to the Maturity Date). With respect to each Letter of Credit, (i) the rules of the International Standby Practices, ICC Publication No. 590, or any subsequent revision or restatement thereof adopted by the ICC and in use by the Issuing Bank, shall apply to each Standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit, and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Bank shall not at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank to exceed any limits imposed by, any Applicable Law. In addition, at the request of the Borrower, an Issuing Bank may, in its sole discretion, agree to issue, amend, renew or extend Letters of Credit in excess of its Letter of Credit Issuance Limit, provided, however, after giving effect to any such issuance, amendment, renewal or extension, (x) the aggregate outstanding amount of the Letter of Credit Obligations shall not exceed the Letter of Credit Commitment and (y) the Aggregate Revolving Credit Obligations shall not exceed the Revolving Loan Commitment.

(b)          The Borrower may from time to time request that the Issuing Bank issue a Letter of Credit. The Borrower shall execute and deliver to the Administrative Agent and the Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by the Issuing Bank, not later than 12:00 noon (Atlanta, Georgia time) on the third (3rd) Business Day preceding the date on which the requested Letter of Credit is to be issued, or such shorter notice as may be acceptable to the Issuing Bank and the Administrative Agent. Upon receipt of any such Request for Issuance of Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in Section 4.2 or waiver of such conditions pursuant to the last sentence of Section 4.2, the Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby. The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent following the issuance thereof. In addition to the fees payable pursuant to Section 2.4(c)(ii), the Borrower shall pay or reimburse the Issuing Bank for normal and customary costs and expenses incurred by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit.

(c)          On the Closing Date with respect to all Existing Letters of Credit and, with respect to all other Letters of Credit, immediately upon the issuance by the Issuing Bank of a Letter of Credit and in accordance with the terms and conditions of this Agreement, the Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Commitment Ratio, in such Letter of Credit and the obligations of the Borrower with respect thereto (including, without limitation, all Letter of Credit Obligations with respect thereto). The Issuing Bank shall promptly notify the Administrative Agent of any draw under a Letter of Credit. At such time as the Administrative Agent shall be notified by the Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify the Borrower and the Swing Bank (or, at its option, all Lenders), by telephone or telecopy, of the amount of the draw and, in the case of each Lender, such Lender’s portion of such draw amount as calculated in accordance with its Revolving Commitment Ratio.

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(d)          The Borrower hereby agrees to immediately reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of draws under each Letter of Credit. In order to facilitate such repayment, the Borrower hereby irrevocably requests the Lenders, and the Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article 2 with respect to the amounts of, the timing of requests for, and the repayment of Loans hereunder and in Article 4 with respect to conditions precedent to Loans hereunder), to make a Base Rate Loan on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Loan directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw. Each Lender shall pay its share of such Base Rate Loan to the Administrative Agent in accordance with Section 2.2(e) and its Revolving Commitment Ratio, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default or Event of Default exists or would be caused thereby. The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section 2.14 shall be subject to the terms and conditions of Section 2.2(e). The obligation of each Lender to make payments to the Administrative Agent, for the account of the Issuing Bank, in accordance with this Section 2.14 shall be absolute and unconditional and no Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason (other than the gross negligence or willful misconduct of the Issuing Bank in paying such Letter of Credit, as determined by a final non-appealable judgment of a court of competent jurisdiction). The Administrative Agent shall promptly remit to the Issuing Bank the amounts so received from the other Lenders. Any overdue amounts payable by the Lenders to the Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, (x) for the first two (2) Business Days, at the Federal Funds Rate, and (y) thereafter, at the Base Rate. Notwithstanding the foregoing, at the request of the Administrative Agent, the Swing Bank may, at its option and subject to the conditions set forth in Section 2.2(g) other than the condition that the applicable conditions precedent set forth in Article 4 be satisfied, make Swing Loans to reimburse the Issuing Bank for amounts drawn under Letters of Credit.

(e)          The Borrower agrees that each Loan by the Lenders to reimburse the Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, unless and until converted into a Eurodollar Loan pursuant to Section 2.2(b)(ii), be deemed to be a Base Rate Loan.

(f)          The Borrower agrees that any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of such Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, shall be binding on the Borrower as between the Borrower and the Issuing Bank, and shall not result in any liability of the Issuing Bank to the Borrower. The obligation of the Borrower to reimburse the Issuing Bank for a drawing under any Letter of Credit or the Lenders for Loans made by them to the Issuing Bank on account of draws made under the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

(i)          Any lack of validity or enforceability of any Loan Document;

(ii)         Any amendment or waiver of or consent to any departure from any or all of the Loan Documents;

(iii)        Any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;

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(iv)        The existence of any claim, set-off, defense or any right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction;

(v)         Any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi)        The insolvency of any Person issuing any documents in connection with any Letter of Credit;

(vii)       Any breach of any agreement between the Borrower and any beneficiary or transferee of any Letter of Credit;

(viii)      Any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;

(ix)         Any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;

(x)          Any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the Issuing Bank;

(xi)         Any other circumstances arising from causes beyond the control of the Issuing Bank;

(xii)        Payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction; and

(xiii)       Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower suffered by the Borrower that is caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in good faith, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

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(g)          The Borrower will indemnify and hold harmless each Indemnified Person from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees) which may be imposed on, incurred by or asserted against such Indemnified Person by the Borrower, any Credit Party, or any third party in any way relating to or arising out of the issuance of a Letter of Credit, except that the Borrower shall not be liable to an Indemnified Person for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 2.14(g) shall survive termination of this Agreement.

(h)          Each Lender shall be responsible (to the extent the Issuing Bank is not reimbursed by the Borrower) for its pro rata share (based on such Lender’s Revolving Commitment Ratio) of any and all reasonable out-of-pocket costs, expenses (including reasonable attorneys’ fees) and disbursements which may be incurred or made by the Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, the Borrower’s or any Guarantor’s obligations to reimburse draws thereunder or otherwise. In the event the Borrower shall fail to pay such expenses of the Issuing Bank within fifteen (15) days of demand for payment by the Issuing Bank, each Lender shall thereupon pay to the Issuing Bank its pro rata share (based on such Lender’s Revolving Commitment Ratio) of such expenses within ten (10) days from the date of the Issuing Bank’s notice to the Lenders of the Borrower’s failure to pay; provided, however, that if the Borrower shall thereafter pay such expenses, the Issuing Bank will repay to each Lender the amounts received from such Lender hereunder.

(i)          Subject to the appointment and acceptance of a successor issuer below in the event there is only one Issuing Bank, any Issuing Bank may resign as Issuing Bank upon sixty (60) days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. If any Issuing Bank shall resign as Issuing Bank under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit, whereupon, subject to acceptance of such appointment by such successor issuer, such successor issuer shall succeed to the rights, powers and duties of such resigning Issuing Bank, and the term “Issuing Bank” shall include such successor issuer effective upon such appointment. At the time such resignation shall become effective, the Borrower shall pay to the resigning Issuing Bank all accrued and unpaid fees pursuant to Section 2.4(c)(ii) hereof. The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such successor Issuing Bank shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents. In the event there is only one Issuing Bank and none of the other Lenders accepts such appointment within ninety (90) days after any Issuing Bank submitted its notice of resignation, such Issuing Bank’s resignation shall still be effective if such Issuing Bank determines in good faith that it is either unable or that it is commercially unreasonable for it to continue to issue Letters of Credit hereunder. After the resignation of any Issuing Bank hereunder, the resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit. After any retiring Issuing Bank’s resignation as Issuing Bank, the provisions of this Agreement relating to such Issuing Bank shall inure to its benefit as to any actions taken or omitted to be taken by it (i) while it was Issuing Bank under this Agreement or (ii) at any time with respect to Letters of Credit issued by such Issuing Bank. For the avoidance of doubt, any resignation by an Issuing Bank shall not affect the Letters of Credit issued by such Issuing Bank prior to such resignation.

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(j)          Any Issuing Bank which ceases to be a Lender pursuant to Section 10.12(b) or 10.16 shall also cease to be an Issuing Bank hereunder.

Section 2.15         Defaulting Lenders.

(a)          Cash Collateral.

(i)          At any time that there shall exist a Defaulting Lender, within three (3) Business Days following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Letter of Credit Obligations in an amount equal to the portion of such Letter of Credit Obligations with respect to such Defaulting Lender (determined after giving effect to Section 2.15(b)(v) and any cash collateral provided by such Defaulting Lender) in an amount not less than 103% of the portion of the Letter of Credit Obligations of such Defaulting Lender.

(ii)         The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that such cash collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such cash collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).

(iii)        Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 2.15(a) or Section 2.15(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or Letter of Credit Obligations (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)        Cash collateral (or the appropriate portion thereof) provided to secure any Letter of Credit Obligations shall no longer be required to be held as cash collateral pursuant to this Section 2.15(a) following the earliest to occur of (A) the elimination of the applicable Letter of Credit Obligations (including by the termination of Defaulting Lender status of the applicable Lender), (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess cash collateral and (C) the determination that the applicable Defaulting Lender is no longer a Defaulting Lender; provided that, subject to Section 2.15(b) through (d) the Person providing cash collateral and each Issuing Bank may agree that cash collateral shall be held to support future anticipated Letter of Credit Obligations or other obligations.

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(b)          Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders and in Section 10.12.

(ii)         Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Bank hereunder; third, to Cash Collateralize the Letter of Credit Obligations with respect to such Defaulting Lender in accordance with Section 2.15(a); fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize future Letter of Credit Obligations with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to sub-section (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.15(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii)        No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.4 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv)        With respect to any Commitment Fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (iii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (v) below, (y) to the extent any portion of such Defaulting Lender’s participation in Letters of Credit or Swing Loans cannot be so reallocated, pay to each Issuing Bank and Swing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Defaulting Lender’s participation in Letters of Credit or Swing Loans, and (z) not be required to pay the remaining amount of any such fee.

(v)         All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata shares (based on its Revolving Commitment Ratio) of the Revolving Loan Commitment (calculated without regard to such Defaulting Lender’s portion of the Revolving Loan Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied or waived in writing at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Revolving Credit Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s portion of the Revolving Loan Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(vi)        If the reallocation described in clause (v) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Loans with respect to such Defaulting Lender and (y) second, Cash Collateralize the Letter of Credit Obligations with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.15(a).

(c)          Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.15(b)(v), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

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(d)          New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Bank shall not be required to fund any Swing Loans unless it is satisfied that it will have no additional Swing Loans after giving effect to such Swing Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no additional Letter of Credit Obligations after giving effect thereto.

Section 2.16         Extension of Maturity Date.

(a)          From time to time after the first anniversary of the Closing Date, but at least 45 days prior to the Maturity Date then in effect, the Borrower may, by written notice to the Administrative Agent, request that the Maturity Date then in effect be extended by one calendar year, effective as of a date selected by the Borrower (the “Extension Effective Date”); provided, that (i) the Borrower may only make one such request in any calendar year and no more than two such requests during the term of this Agreement and (ii) the Extension Effective Date shall be at least forty-five (45) days, but not more than 60 days, after the date such extension request is received by the Administrative Agent (the “Extension Request Date”). Upon receipt of the extension request, the Administrative Agent shall promptly notify each Lender of such request. If a Lender agrees, in its sole discretion, to so extend the Maturity Date applicable to its Revolving Loan Commitment (an “Extending Lender”), it shall deliver to the Administrative Agent a written notice of its agreement to do so no later than fifteen (15) days after the Extension Request Date (or such later date to which the Borrower and the Administrative Agent shall agree), and the Administrative Agent shall promptly thereafter notify the Borrower of such Extending Lender's agreement to extend the Maturity Date applicable to such Lender’s Revolving Loan Commitment (and such agreement shall be irrevocable until the Extension Effective Date). The Revolving Loan Commitment of any Lender that fails to accept or respond to the Borrower’s request for an extension of the Maturity Date (a “Declining Lender”) shall be terminated on the Maturity Date then in effect for such Lender (without regard to any extension by other Lenders) and on such Maturity Date the Borrower shall pay in full the unpaid principal amount of all Revolving Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all accrued and unpaid fees owing to such Declining Lender under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement.

(b)          The Administrative Agent shall promptly notify each Extending Lender of the aggregate Revolving Loan Commitments of the Declining Lenders. Each Extending Lender may offer to increase its respective Revolving Loan Commitment by an amount not to exceed the aggregate amount of the Declining Lenders' Revolving Loan Commitments, and such Extending Lender shall deliver to the Administrative Agent a notice of its offer to so increase its Revolving Loan Commitment no later than 30 days after the Extension Request Date (or such later date to which the Borrower and the Administrative Agent shall agree), and such offer shall be irrevocable until the Extension Effective Date. To the extent the aggregate amount of additional Revolving Loan Commitments that the Extending Lenders offer pursuant to the preceding sentence exceeds the aggregate amount of the Declining Lenders' Revolving Loan Commitments, such additional Revolving Loan Commitments shall be reduced on a pro rata basis. To the extent the aggregate amount of Revolving Loan Commitments that the Extending Lenders have so offered to extend is less than the aggregate amount of Revolving Loan Commitments that the Borrower has so requested to be extended, the Borrower shall have the right to seek additional Revolving Loan Commitments from other Persons. Once the Borrower has obtained offers to provide the full amount of any Declining Lender’s Commitments (whether from Extending Lenders or other Persons), the Borrower shall have the right but not the obligation to require any Declining Lender to (and any such Declining Lender shall) assign in full its rights and obligations under this Agreement to one or more banks or other financial institutions (which may be, but need not be, one or more of the Extending Lenders) which at the time agree to, in the case of any such Person that is an Extending Lender, increase its Revolving Loan Commitment and in the case of any other such Person (a “New Lender”) become a party to this Agreement; provided that (i) such assignment is otherwise in compliance with Section 10.5, (ii) such Declining Lender receives payment in full of the unpaid principal amount of all Revolving Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement and (iii) any such assignment shall be effective on the date on or before such Extension Effective Date as may be specified by the Borrower and agreed to by the respective New Lenders and Extending Lenders, as the case may be, and the Administrative Agent.

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(c)          If, but only if, Extending Lenders and New Lenders, as the case may be, have agreed to provide Revolving Loan Commitments in an aggregate amount greater than 50% of the aggregate amount of the Revolving Loan Commitments outstanding immediately prior to such Extension Effective Date and the conditions precedent in Section 4.2 are met, the Maturity Date in effect with respect to the Revolving Loan Commitments of such Extending Lenders and New Lenders shall be extended by twelve (12) months.

ARTICLE 3

GUARANTY

Section 3.1           Guaranty.

(a)          Each Guarantor hereby, jointly and severally, guarantees to the Administrative Agent, for the benefit of the Lender Group, the full and prompt payment of the Obligations, including, without limitation, any interest therein (including, without limitation, interest as provided in this Agreement, accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against the Borrower after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), plus reasonable attorneys’ fees and expenses if the obligations represented by this Guaranty are collected by law, through an attorney-at-law, or under advice therefrom.

(b)          Regardless of whether any proposed guarantor or any other Person shall become in any other way responsible to the Lender Group, or any of them, for or in respect of the Obligations or any part thereof, and regardless of whether or not any Person now or hereafter responsible to the Lender Group, or any of them, for the Obligations or any part thereof, whether under this Guaranty or otherwise, shall cease to be so liable, each Guarantor hereby declares and agrees that this Guaranty shall be a joint and several obligation, shall be a continuing guaranty and shall be operative and binding until the Obligations shall have been indefeasibly paid in full in cash (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and three percent (103%) of the Letter of Credit Obligations) and the Commitments shall have been terminated.

(c)          Each Guarantor absolutely, unconditionally and irrevocably waives any and all right to assert any defense (other than the defense of payment in cash in full, to the extent of its obligations hereunder, or a defense that such Guarantor’s liability is limited as provided in Section 3.1(g)), set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations of the Guarantors under this Guaranty or the obligations of any other Person or party (including, without limitation, the Borrower) relating to this Guaranty or the obligations of any of the Guarantors under this Guaranty or otherwise with respect to the Obligations in any action or proceeding brought by the Administrative Agent or any other member of the Lender Group to collect the Obligations or any portion thereof, or to enforce the obligations of any of the Guarantors under this Guaranty.

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(d)          The Lender Group, or any of them, may from time to time, without exonerating or releasing any Guarantor in any way under this Guaranty, (i) take such security or securities for the Obligations or any part thereof as they may deem proper, or (ii) release, discharge, abandon or otherwise deal with or fail to deal with any Guarantor of the Obligations or any security or securities therefor or any part thereof now or hereafter held by the Lender Group, or any of them, or (iii) amend, modify, increase, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents, all as they may consider expedient or appropriate in their sole and absolute discretion. Without limiting the generality of the foregoing, or of Section 3.1(e), it is understood that the Lender Group, or any of them, may, without exonerating or releasing any Guarantor, give up, modify or abstain from perfecting or taking advantage of any security for the Obligations and accept or make any compositions or arrangements, and realize upon any security for the Obligations when, and in such manner, and with or without notice, all as such Person may deem expedient.

(e)          Each Guarantor acknowledges and agrees that no change in the nature or terms of the Obligations or any of the Loan Documents, or other agreements, instruments or contracts evidencing, related to or attendant with the Obligations (including any novation), shall discharge all or any part of the liabilities and obligations of such Guarantor pursuant to this Guaranty; it being the purpose and intent of the Guarantors and the Lender Group that the covenants, agreements and all liabilities and obligations of each Guarantor hereunder are absolute, unconditional and irrevocable under any and all circumstances. Without limiting the generality of the foregoing, each Guarantor agrees that until the performance of and payment in full in cash of the Obligations (without possibility of recourse, whether by operation of law or otherwise) and the termination of the Commitments, such Guarantor’s undertakings hereunder shall not be released, in whole or in part, by any action or thing which might, but for this paragraph of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, omission of the Lender Group, or any of them, or their failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Lender Group, or any of them, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Guarantor or by reason of any further dealings between the Borrower, on the one hand, and any member of the Lender Group, on the other hand, or any other guarantor or surety, and such Guarantor hereby expressly waives and surrenders any defense to its liability hereunder, or any right of counterclaim or offset of any nature or description which it may have or may exist based upon, and shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers.

(f)          The Lender Group, or any of them, may, without demand or notice of any kind upon or to any Guarantor, at any time or from time to time when any amount shall be due and payable hereunder by any Guarantor, if the Borrower shall not have timely paid any of the Obligations (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and three percent (103%) of the Letter of Credit Obligations), set-off and appropriate and apply to any portion of the Obligations hereby guaranteed, and in such order of application as the Administrative Agent may from time to time elect in accordance with this Agreement, any deposits, property, balances, credit accounts or moneys of any Guarantor in the possession of any member of the Lender Group or under their respective control for any purpose. If and to the extent that any Guarantor makes any payment to the Administrative Agent or any other Person pursuant to or in respect of this Guaranty, any claim which such Guarantor may have against the Borrower by reason thereof shall be subject and subordinate to the prior payment in full in cash of the Obligations to the satisfaction of the Lender Group and the termination of the Commitments.

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(g)          The creation or existence from time to time of Obligations in excess of the amount committed to or outstanding on the date of this Guaranty is hereby authorized, without notice to any Guarantor, and shall in no way impair or affect this Guaranty or the rights of the Lender Group herein. It is the intention of each Guarantor and the Administrative Agent that each Guarantor’s obligations hereunder shall be, but not in excess of, the Maximum Guaranteed Amount (as herein defined). The “Maximum Guaranteed Amount” with respect to any Guarantor, shall mean the maximum amount which could be paid by such Guarantor without rendering this Guaranty void or voidable as would otherwise be held or determined by a court of competent jurisdiction in any action or proceeding involving any state or Federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to the insolvency of debtors.

(h)          Upon the bankruptcy or winding up or other distribution of assets of the Borrower, or of any surety or guarantor (other than the applicable Guarantor) for any Obligations of the Borrower to the Lender Group, or any of them, the rights of the Administrative Agent against any Guarantor shall not be affected or impaired by the omission of any member of the Lender Group to prove its claim, or to prove the full claim, as appropriate, against the Borrower, or any such other guarantor or surety, and the Administrative Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability to the Lender Group of each of the Guarantors.

(i)          Each Guarantor hereby absolutely, unconditionally and irrevocably expressly waives, except to the extent such waiver would be expressly prohibited by Applicable Law, the following: (i) notice of acceptance of this Guaranty, (ii) notice of the existence or creation of all or any of the Obligations, (iii) presentment, demand, notice of dishonor, protest and all other notices whatsoever (other than notices expressly required hereunder or under any other Loan Document to which any Guarantor is a party), (iv) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing, (v) all rights to enforce any remedy which the Lender Group, or any of them, may have against the Borrower, (vi) until the Obligations shall have been paid in full in cash (or in the case of a Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and three percent (103%) of the Letter of Credit Obligations), and all Commitments have been terminated, all rights of subrogation, indemnification, contribution and reimbursement from the Borrower for amounts paid hereunder and any benefit of, or right to participate in, any collateral or security now or hereinafter held by the Lender Group, or any of them, in respect of the Obligations, and (vii) any and all rights under any Applicable Law governing guaranties or sureties. If a claim is ever made upon any member of the Lender Group for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Obligations and such Person repays all or part of such amount by reason of (A) any judgment, decree or order of any court or administrative body having jurisdiction over such Person or any of its property, or (B) any settlement or compromise of any such claim effected by such Person with any such claimant, including the Borrower, then in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any promissory note or other instrument evidencing any of the Obligations, and such Guarantor shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.

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(j)          This Guaranty is a continuing guaranty of the Obligations and all liabilities to which it applies or may apply under the terms hereof and shall be conclusively presumed to have been created in reliance hereon. No failure or delay by any member of the Lender Group in the exercise of any right, power, privilege or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy and no course of dealing between any Guarantor and any member of the Lender Group shall operate as a waiver thereof. No action by any member of the Lender Group permitted hereunder shall in any way impair or affect this Guaranty. For the purpose of this Guaranty, the Obligations shall include, without limitation, all Obligations of the Borrower to the Lender Group, notwithstanding any right or power of any third party, individually or in the name of the Borrower and the Lender Group, or any of them, to assert any claim or defense as to the invalidity or unenforceability of any such Obligation, and no such claim or defense shall impair or affect the obligations of any Guarantor hereunder.

(k)          This is a guaranty of payment and not of collection. In the event the Administrative Agent makes a demand upon any Guarantor in accordance with the terms of this Guaranty, such Guarantor shall be held and bound to the Administrative Agent directly as debtor in respect of the payment of the amounts hereby guaranteed. All costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred by the Administrative Agent in obtaining performance of or collecting payments due under this Guaranty shall be deemed part of the Obligations guaranteed hereby.

(l)          Each Guarantor is a direct or indirect wholly-owned Domestic Subsidiary of the Borrower. Each Guarantor expressly represents and acknowledges that any financial accommodations by the Lender Group to the Borrower, including, without limitation, the extension of credit, are and will be of direct interest, benefit and advantage to such Guarantor.

(m)          The payment obligation of a Guarantor to any other Guarantor under any Applicable Law regarding contribution rights among co-obligors or otherwise shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Guarantor shall not exercise any right or remedy with respect to such rights until payment and satisfaction in full of all such obligations.

Section 3.2           Special Provisions Applicable to New Guarantors. Pursuant to Section 6.10 of this Agreement, any new Domestic Subsidiary (other than Excluded Subsidiaries and Immaterial Subsidiaries) of the Borrower may be required to enter into this Agreement as a Guarantor by executing and delivering to the Administrative Agent a Joinder Supplement. Upon the execution and delivery of a Joinder Supplement by such new Domestic Subsidiary, such new Domestic Subsidiary shall become a Guarantor and Credit Party hereunder with the same force and effect as if originally named as a Guarantor or Credit Party herein. The execution and delivery of any Joinder Supplement (or any joinder to any other applicable Loan Document) adding an additional Guarantor as a party to this Agreement (or any other applicable Loan Document) shall not require the consent of any other party hereto. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1           Conditions Precedent to Initial Loan. The obligations of the Lenders to make Loans, and the obligation of the Issuing Bank to issue any Letter of Credit, are subject to the fulfillment of each of the following conditions on or before June 19, 2015:

(a)          The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Lender Group:

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(i)          This Agreement duly executed by the Borrower, the Guarantors, the Lenders, and the Administrative Agent;

(ii)         Any Revolving Loan Notes requested by any Lender duly executed by the Borrower;

(iii)        Customary legal opinions of Womble Carlyle Sandridge & Rice, LLP, counsel to the Credit Parties, as well as any local counsel to the Credit Parties (if requested by the Administrative Agent), addressed to the Lender Group, covering the transactions contemplated by the Loan Documents;

(iv)        If Loans are to be made on the Closing Date, a duly executed Request for Loan with disbursement instructions attached thereto;

(v)         A certificate signed by an Authorized Signatory of each Credit Party, including a certificate of incumbency with respect to each Authorized Signatory of such Person, together with appropriate attachments which shall include the following: (A) a copy of the certificate of incorporation or formation, articles of organization, or similar organizational document of such Person certified to be true, complete and correct by the Secretary of State of the State of such Person’s incorporation or formation, (B) a true, complete and correct copy of the bylaws, operating agreement, partnership agreement, limited liability company agreement, or similar organizational document of such Person, (C) a true, complete and correct copy of the resolutions (including, without limitation, board resolutions and shareholder resolutions, as applicable) of such Person authorizing the execution, delivery and performance by such Person of the Loan Documents, with respect to the Borrower, authorizing the borrowings hereunder, and (D) certificates of good standing, existence, or similar appellation from each jurisdiction in which such Person is organized and, to the extent failure to be so qualified in any other jurisdiction could reasonably be expected to have a Materially Adverse Effect, foreign qualifications in those jurisdictions in which such Person is required to be qualified to do business; provided that if a document referenced in clause (A) or (B) was delivered in connection with the Prior Credit Agreement, then delivery of such document shall not be required so long as the applicable Credit Party delivers an officer’s certificate certifying that no changes have been made to such document, and such document remains in full force and effect;

(vi)        An officer’s certificate executed by the treasurer of the Borrower certifying (A) the solvency of the Credit Parties as of the Closing Date, (B) that as of the Closing Date, both before and after the effectiveness of this Agreement and the other Loan Documents (x) all of the representations and warranties of the Credit Parties under this Agreement and the other Loan Documents are true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty is true and correct in all respects and if any such representation or warranty expressly relates to a prior date, such representation or warranty shall be so true and correct on and as of such prior date) and (y) no Default or an Event of Default is in existence, (C) that there has been no materially adverse change to the financial information and projections previously delivered to the Administrative Agent under Section 4.1(d) below, (D) that no change in the business, condition (financial or otherwise), results of operations, liabilities (contingent or otherwise), or properties of the Borrower and its Subsidiaries (taken as a whole) shall have occurred since December 31, 2014, which change has had or would be reasonably expected to have a Materially Adverse Effect, and (E) that (x) all material Necessary Authorizations are in full force and effect, are not subject to any pending or threatened reversal or cancellation, and all applicable waiting periods have expired, and that there is no ongoing investigation or inquiry by any Governmental Authority regarding the Loans or any other transaction contemplated by the Loan Documents or the conduct of the businesses and the ownership (or lease) of the Properties of the Credit Parties and (y) attached thereto are true, correct, and complete copies of all such material Necessary Authorizations, if any;

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(vii)       UCC searches from the Secretary of State of each Credit Party’s jurisdiction of incorporation or formation;

(viii)      Payment of all fees and expenses payable to the Administrative Agent, the Affiliates of the Administrative Agent, and the Lenders in connection with the execution and delivery of this Agreement, including, without limitation, fees and expenses of counsel to the Administrative Agent;

(ix)         Out-of-state affidavits for each Credit Party organized under the laws of the State of Florida;

(x)          Mutually acceptable payoff letter duly executed by the parties thereto evidencing the repayment of the indebtedness under the Prior Credit Agreement and Prior Loan Documents; and

(xi)         All such other documents as the Administrative Agent may reasonably request, certified by an appropriate governmental official or an Authorized Signatory if so requested.

(b)          The Lead Arrangers and the Administrative Agent shall have completed their financial, collateral, regulatory, and legal due diligence of the Credit Parties, and all credit investigations and background checks, and the results, form, and substance of each of the foregoing items shall be satisfactory to the Administrative Agent.

(c)          The Lead Arrangers and the Administrative Agent shall be satisfied that no change in the business, condition (financial or otherwise), results of operations, liabilities (contingent or otherwise), or properties of the Borrower and its Subsidiaries (taken as a whole) shall have occurred since December 31, 2014, which change has had or would be reasonably expected to have a Materially Adverse Effect.

(d)          The Lead Arrangers shall have received and be satisfied with (i) the financial statements (including balance sheets, statements of income, and statements of cash flows) described in Section 5.1(i) and (ii) forecasts of the income statement, the balance sheet and a cash flow statement for each fiscal year through the fiscal year ending December 31, 2019, prepared on a quarterly basis through the fiscal year ending December 31, 2016, and prepared on an annual basis for each fiscal year thereafter.

(e)          The Administrative Agent shall have received a Compliance Certificate calculated as of the last day of the fiscal quarter ended March 31, 2015, demonstrating that the Borrower is in compliance with the Financial Covenants (provided, that such Compliance Certificate will be calculated on a Pro Forma Basis and include a pro forma adjustment for the redemptions of Indebtedness of the Borrower that occurred in April 2015);

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(f)          The Administrative Agent shall have received all documentation and information required by any Governmental Authority under any applicable “know your customer” and anti-money laundering laws no later than five (5) Business Days prior to the Closing Date;

(g)          The Administrative Agent shall have received from the Lenders all tax forms and certificates required by Section 2.8; and

(h)          The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that, as of the Closing Date, the Borrower’s Rating from two of the three Rating Agencies is at least Ba1/BB+ (in each case with a stable outlook or better).

Section 4.2           Conditions Precedent to Each Loan and Issuance of a Letter of Credit. The obligation of the Lenders to make each Loan and of the Issuing Bank to issue any Letter of Credit, including any initial Loan or any initial Letter of Credit issuance hereunder (but excluding Loans, the proceeds of which are to reimburse (a) the Swing Bank for Swing Loans or (b) the Issuing Bank for amounts drawn under a Letter of Credit), is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Loan or issuance of such Letter of Credit:

(a)          All of the representations and warranties of the Credit Parties under this Agreement and the other Loan Documents, which, pursuant to Section 5.2, are made at and as of the time of such Loan or issuance of such Letter of Credit, shall be true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects and except in the case of any such representation or warranty that expressly relates to a prior date, in which case such representation or warranty shall be so true and correct on and as of such prior date) at such time, both before and after giving effect to the application of the proceeds of such Loan or issuance of such Letter of Credit;

(b)          There shall not exist on the date of such Loan or issuance of such Letter of Credit and after giving effect thereto, a Default or an Event of Default; and

(c)          With respect to the issuance of any Letter of Credit, all other applicable conditions precedent set forth in Sections 2.1(b) and 2.14 shall have been satisfied.

The Borrower hereby agrees that the delivery of any Request for Loan or Request for Issuance of Letter of Credit hereunder or any telephonic request hereunder shall be deemed to be the certification of the Authorized Signatory thereof that all of the conditions set forth in this Section 4.2 have been satisfied. Notwithstanding the foregoing, if any of the conditions set forth above are not satisfied, such conditions may be waived by the Majority Lenders.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.1           General Representations and Warranties. In order to induce the Lender Group to enter into this Agreement and to extend the Loans and issue the Letters of Credit to the Borrower, each Credit Party hereby represents and warrants that:

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(a)          Organization; Power; Qualification. Each Credit Party (i) is a corporation, partnership or limited liability company duly organized, validly existing, and in good standing under the laws of its state of incorporation or formation, (ii) has the corporate or other company power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and (iii) is duly qualified and is in good standing as a foreign corporation or other company, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to so qualify or be authorized to do business could not reasonably be expected to have a Materially Adverse Effect.

(b)          Authorization; Enforceability. Each Credit Party has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver, and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and each other Loan Document to which a Credit Party is a party has been duly executed and delivered by such Credit Party, and is a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c)          Partnerships; Joint Ventures; Subsidiaries; Guarantors. Except as disclosed on Schedule 5.1(c)-1, no Credit Party has any Subsidiaries as of the Closing Date. As of the Closing Date, no Credit Party is a partner or joint venturer in any partnership or joint venture other than (i) the Subsidiaries listed on Schedule 5.1(c)-1 and (ii) the partnerships and joint ventures (that are not Subsidiaries) listed on Schedule 5.1(c)-2. Schedule 5.1(c)-1 and Schedule 5.1(c)-2 set forth, for each Person set forth thereon and, with respect to clause (iii) below, the Borrower, a complete and accurate statement of (i) the percentage ownership of each such Person by the applicable Credit Party or Subsidiary of a Credit Party as of the Closing Date, and (iii) the state or other jurisdiction of incorporation or formation, as appropriate, of each such Person as of the Closing Date. As of the Closing Date (A) all Guarantors are set forth on Schedule 5.1(c)-3 and (B) the assets of all Immaterial Subsidiaries and Excluded Subsidiaries does not exceed 10% of the Consolidated Tangible Assets.

(d)          Compliance with Law, Loan Documents, and Contemplated Transactions. The execution, delivery, and performance of this Agreement and each of the other Loan Documents in accordance with their respective terms and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under the certificate of incorporation or formation or by-laws, partnership agreement or operating agreement of any Credit Party or under any Material Contract to which any Credit Party is a party, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any Credit Party or any of their respective Properties or on Equity Interests issued by any of them except Permitted Liens.

(e)          Necessary Authorizations. Each Credit Party has obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect, except to the extent the failure to obtain such Necessary Authorizations or the failure to keep such Necessary Authorizations in full force and effect could not reasonably be expected to have a Materially Adverse Effect.

(f)          Title to Properties. Each Credit Party has good, marketable, and legal title to, or a valid license or leasehold interest in, all of its Property material to the operation of such Credit Party’s business (except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes), and none of such Property is subject to any Liens, other than Permitted Liens.

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(g)          Labor Matters. (i) There are no strikes, lockouts or other material labor disputes or grievances against any Credit Party, or, to the Borrower’s knowledge, threatened against or affecting any Credit Party, and (ii) no significant unfair labor practice charges or grievances are pending against any Credit Party, or, to the Borrower’s knowledge, threatened against any of them before any Governmental Authority, except, in the case of clauses (i) and (ii), to the extent that such events could not reasonably be expected to have a Materially Adverse Effect.

(h)          Taxes. Each Credit Party has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all material taxes required to have been paid by it, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) for which adequate reserves (in accordance with GAAP) have been accrued or (b) the failure to make such payment could not reasonably be expected to have a Materially Adverse Effect.

(i)          Financial Statements. The Credit Parties have furnished, or caused to be furnished, to the Lenders audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended on or about December 31, 2014, including the balance sheets and income and cash flow statements, prepared by independent certified public accountants of recognized national standing which are complete and correct in all material respects and present fairly in accordance with GAAP the financial position of the Borrower and its Subsidiaries as of such dates, as applicable, and the results of operations for the fiscal years then ended, as applicable. Except as disclosed in such financial statements, neither the Borrower nor any consolidated Subsidiary has any material liabilities, contingent or otherwise, and there are no material unrealized or anticipated losses of the Borrower or any consolidated Subsidiary which have not heretofore been disclosed in writing to the Lenders. The Credit Parties maintain reserves to the extent required by GAAP for future costs associated with any retiree and health care benefits, any reclamation and any other potential claims under Environmental Laws or Mining Laws.

(j)          No Adverse Change. Since December 31, 2014, there has occurred no event which has had or could reasonably be expected to have a Materially Adverse Effect.

(k)          Liabilities, Litigation, etc. As of the Closing Date, except for liabilities incurred in the normal course of business, no Credit Party or any Subsidiary has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the financial statements referred to in Section 5.1(i) or with respect to the Obligations. There is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Credit Parties, threatened against or affecting any Credit Party, any Subsidiary or any of their respective properties which could reasonably be expected to have a Materially Adverse Effect.

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(l)          ERISA. Schedule 5.1(l) lists, as of the Closing Date, all Multiemployer Plans and Title IV Plans. Except as set forth in Schedule 5.1(l), no Credit Party or any of their ERISA Affiliates has any Multiemployer Plan, Title IV Plan, or Retiree Welfare Plan, Foreign Plan or has had any such plans in the last five years. Copies of all Plans listed on Schedule 5.1(l), together with a copy of the latest IRS/DOL 5500-series form for each such Plan, have been made available to the Administrative Agent. Each Plan (other than any Multiemployer Plan) intended to be qualified under Code Section 401 has either received a favorable determination letter from the IRS or an application for such a letter has been or will be submitted to the IRS within the applicable required time period with respect thereto, and nothing has occurred that would cause the loss of such qualification or the tax-exempt status of the trust related to the Plan under Code Section 501. Except as could not reasonably be expected to have a Materially Adverse Effect, all Plans (other than any Multiemployer Plan) are in compliance with ERISA and the Code and are not subject to any tax or penalty, including without limitation, any tax or penalty under Title I or Title IV of ERISA or under Chapter 43 of the Code, or any tax or penalty resulting from a loss of deduction under Sections 162, 404, 419 or 419A of the Code. Except as could not reasonably be expected to have a Materially Adverse Effect, there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, or actions by any Governmental Authority asserted or instituted against any Plan or any Person as fiduciary (as defined in Section 3(21) of ERISA) or sponsor of any Plan. No ERISA Events have occurred or are reasonably expected to occur that could, individually or in the aggregate, reasonably be expected to result in a Materially Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards Nos. 87 and 158, as applicable) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards Nos. 87 and 158, as applicable) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such Plans except in each such case where any underfunding could not reasonably be expected to have a Materially Adverse Effect.

(m)          Intellectual Property. Each Credit Party owns, or is licensed or otherwise has the right to use, all Intellectual Property material to its business, and the use thereof by the Credit Parties does not infringe in any material respect on the rights of any other Person, in each case, except as could not reasonably be expected to result in a Materially Adverse Effect.

(n)          Compliance with Law; Absence of Default. Each Credit Party is in compliance (i) with all Applicable Laws, except where the failure to so comply could not reasonably be expected to have a Materially Adverse Effect, and (ii) in all material respects with the provisions of its certificate of incorporation or formation and by-laws or other governing documents. No event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes (i) a Default or an Event of Default or (ii) a default under any (A) Material Contract or (B) judgment, decree, or order to which such Credit Party is a party or by which such Credit Party or any of their respective properties may be bound, except, in each case under this clause (ii), except for any default which could not reasonably be expected to have a Materially Adverse Effect.

(o)          Casualties; Taking of Properties, etc. Since December 31, 2014, neither the business nor the properties of the Credit Parties has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces, or acts of God or of any public enemy in a manner that could reasonably be expected to have a Materially Adverse Effect.

(p)          Accuracy and Completeness of Information. All written information, reports, other papers and data relating to the Credit Parties and their Subsidiaries furnished by or at the direction of the Credit Parties to the Lender Group were, taken as a whole, at the time furnished, complete and correct in all material respects. No document furnished or written statement made to the Lender Group by or at the direction of any Credit Party in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of any Credit Party or omits or will omit to state a material fact necessary in order to make the statements contained therein not materially misleading as of the time when made or delivered. With respect to projections, estimates and forecasts given to the Lender Group, such projections, estimates and forecasts are based on the Credit Parties’ good faith assessment of the future of the business at the time made. The Credit Parties had a reasonable basis for such assessment at the time made.

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(q)          Compliance with Regulations T, U, and X. No Credit Party is engaged principally in or has as one of its important activities in the business of extending credit for the purpose of purchasing or carrying, and no Credit Party owns or presently intends to acquire, any “margin security” or “margin stock” as defined in Regulations T, U and X of the Board of Governors of the Federal Reserve System (herein called “Margin Stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations T, U and X. None of any Credit Party or any bank acting on its behalf has taken or will take any action which might cause this Agreement or any other Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the SEA, in each case as now in effect or as the same may hereafter be in effect. If so requested by the Administrative Agent, the Credit Parties will furnish the Administrative Agent with (i) a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations, including without limitation an opinion of counsel in form and substance satisfactory to the Administrative Agent. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

(r)          Solvency. The Borrower and the other Credit Parties, taken as a whole, are and will continue to be Solvent, including, without limitation, after giving effect to the transactions contemplated by the Loan Documents and the rights of subrogation and contribution among the Credit Parties.

(s)          Insurance. The Credit Parties have insurance meeting the requirements of Article 6, and such insurance policies are in full force and effect.

(t)          Environmental Matters.

(i)          None of the Properties contains, in, on or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials (A) in violation of Environmental Laws or (B) in amounts that would give rise to any liability under Environmental Laws which, in case of clause (A) or (B), could reasonably be expected to have a Materially Adverse Effect.

(ii)         Each Credit Party is in compliance with all applicable Environmental Laws except where the failure to so comply could not reasonably be expected to have a Materially Adverse Effect. There is no violation of any Environmental Law or contamination which could interfere with the continued operation of any of the Properties which in each case above could reasonably be expected to have a Materially Adverse Effect.

(iii)        Except as set forth on Schedule 5.1(t) as of the Closing Date, no Credit Party has received from any Governmental Authority any complaint, or notice of violation, alleged violation, investigation or advisory action or notice of potential liability regarding matters of environmental protection or permit compliance under applicable Environmental Laws or Mining Laws with regard to the Properties, nor is any Credit Party aware that any such notice is pending, including, without limitation, any such notice in respect of the reclamation, or alleged need for reclamation, of any current or former Quarry Site, except, in each case, which could not reasonably be expected to have a Materially Adverse Effect.

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(iv)        Except as set forth on Schedule 5.1(t) as of the Closing Date, there has been no release or threat of release of Hazardous Materials by any Credit Party or any other Person into the environment at or from any of the Properties, or arising from or relating to the operations of the Credit Parties or their Subsidiaries, in violation of Environmental Laws or in amounts that could give rise to any liability under Environmental Laws except in each case as could not reasonably be expected to have a Materially Adverse Effect.

(v)         No Credit Party or any Subsidiary is barred from receiving surface or underground Environmental or Mining Permits pursuant to the permit block provisions of Mining Laws except in each case as could not reasonably be expected to have a Materially Adverse Effect.

(u)          MSHA. All of the Credit Parties’ operations are conducted in compliance with all applicable rules and regulations promulgated by the Occupational Safety and Health Administration of the United States Department of Labor and the Mine Safety and Health Administration of the United States Department of Labor “MSHA”), except where such failure to comply could not reasonably be expected to result in a Materially Adverse Effect.

(v)         Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order related thereto and (b) the USA Patriot Act.

(w)          Investment Company Act. No Credit Party is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Credit Parties of this Agreement nor the issuance of any Revolving Loan Notes violates any provision of such Act or requires any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act.

(x)          Anti-Corruption Laws; Sanctions. Each Credit Party has implemented and maintains in effect policies and procedures designed to ensure compliance by each Credit Party, its Affiliates and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Credit Party, its Affiliates and their respective officers and employees and, to the knowledge of each Credit Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) any Credit Party, any Affiliate of a Credit Party or, to the knowledge of any Credit Party or any Affiliate of a Credit Party, any of their respective directors, officers or employees, or (ii) to the knowledge of any Credit Party, any agent of any Credit Party or any Affiliate of any Credit Party that will act in any capacity in connection with or benefit from the credit facility established hereby, in each case, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds thereof or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(y)          Use of Proceeds. The proceeds of any Loan will not be used for any purposes other than those permitted under Section 7.10 hereof.

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Section 5.2           Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects), at and as of the Closing Date and the date of each Loan or issuance of a Letter of Credit hereunder, except to the extent made with respect to a specific, earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lender Group, or any of them, any investigation or inquiry by any member of the Lender Group, or the making of any Loan or the issuance of any Letter of Credit under this Agreement.

ARTICLE 6

INFORMATION AND GENERAL COVENANTS

Until the later of the date the Obligations (other than contingent indemnification obligations as to which no claim is pending) are repaid in full in cash and the date the Commitments are terminated:

Section 6.1           Quarterly Financial Statements and Information. The Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall deliver to each of the Lenders) within forty-five (45) days after the last day of each of the first three fiscal quarters of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated income statement for such fiscal quarter and fiscal year to date period, and the related consolidated statement of cash flows for such fiscal year to date period. Such financial statements shall (i) set forth in comparative form the figures as at the end of such quarter and year to date period of the previous fiscal year, as applicable and (ii) be certified by an Authorized Signatory of the Borrower to be, in his or her opinion, complete and correct in all material respects and to present fairly in accordance with GAAP the financial position of the Borrower and its consolidated Subsidiaries, as at the end of such period and the results of operations for such periods (it being acknowledged and agreed that quarterly financial statements are not audited and are subject to normal audit and year-end adjustments).

Section 6.2           Annual Financial Statements and Information. The Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall deliver to each of the Lenders) within ninety (90) days after the end of each fiscal year of the Borrower (or, so long as the Borrower shall be subject to periodic reporting obligations under the SEC, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related audited consolidated income statement, audited consolidated statement of shareholders equity and audited consolidated statement of cash flows for such fiscal year. Such financial statements shall (i) set forth in comparative form the figures as at the end of and for the previous year, and (ii) be accompanied by an unqualified opinion of independent certified public accountants of recognized national standing (which opinion shall be without (A) a “going concern” or like qualification or exception, or (B) any qualification or exception as to the scope of such audit), stating that such financial statements are prepared in all material respects in accordance with GAAP, and present fairly the financial position of the Borrower and its consolidated Subsidiaries as at the end of such year.

Section 6.3           Compliance Certificates. At the time the financial statements are delivered pursuant to Section 6.1 or 6.2, the Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall deliver to each of the Lenders) a Compliance Certificate:

(a)          Setting forth as at the end of the applicable fiscal quarter, subject to Section 1.3(b), the arithmetical calculations required to establish whether or not the Borrower was in compliance with the Financial Covenants;

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(b)          Stating that, to the best of the Authorized Signatory’s knowledge, no Default or Event of Default has occurred, or, if a Default or Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred, whether it is continuing, and specifying the action the Borrower has taken or proposes to take with respect thereto; and

(c)          Setting forth any Domestic Subsidiary that became a Credit Party pursuant to Section 6.10.

Section 6.4           Additional Reports.

(a)          On or before the last day of January of each fiscal year, commencing with fiscal year 2016, the Borrower shall deliver to the Administrative Agent its consolidated current year forecasted income statement, balance sheet, cash flow statement, and Financial Covenant calculations on a quarterly basis;

(b)          Within five (5) Business Days (or such longer period as the Administrative Agent may approve in its sole discretion) of any Responsible Officer obtaining knowledge of any event that could reasonably be expected to result in a Materially Adverse Effect, the Borrower shall notify the Administrative Agent of the occurrence thereof, and shall provide such additional information with respect to such matters as the Lender Group, or any of them, may reasonably request;

(c)          Immediately following any Default or Event of Default under any Loan Document, the Borrower shall notify the Administrative Agent of the occurrence thereof giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;

(d)          Within five (5) Business Days (or such longer period as the Administrative Agent may approve in its sole discretion), of the filing thereof or otherwise becoming publicly available, copies of (i) all financial statements, annual, quarterly and special reports, proxy statements and notices sent or made publicly available by the Borrower to its public security holders, (ii) all registration statements and prospectuses filed with any securities exchange or with the Securities and Exchange Commission, and (iii) all press releases and other statements made publicly available containing material developments in the business or financial condition of the Borrowers and the other Credit Parties;

(e)          Within five (5) Business Days or such longer period as the Administrative Agent may approve in its sole discretion after the chief financial officer or treasurer of the Borrower obtains knowledge that any Rating Agency shall have announced a change in any Rating, the Borrower shall provide the Administrative Agent with written notice of such change; and

(f)          With reasonable promptness, the Borrower shall deliver to the Administrative Agent such other information relating to any Credit Party’s performance of this Agreement or its business or financial condition as may reasonably be requested from time to time by the Administrative Agent at the request of any member of the Lender Group.

Information required to be delivered pursuant to Sections 6.1, 6.2 and 6.4(d) shall be deemed to have been delivered if such information shall have been timely posted on the Borrower’s website on the internet (currently www.vulcanmaterials.com) or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

Section 6.5           Preservation of Existence and Similar Matters. Each Credit Party will preserve, renew and maintain in full force and effect (i) its legal existence in its jurisdiction of incorporation and (ii) all of its rights, privileges and franchises necessary in the normal conduct of its business, except (a) as permitted under Section 7.6 or (b) to the extent that failure to do so would not reasonably be expected to have a Materially Adverse Effect.

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Section 6.6           Compliance with Applicable Law. Each Credit Party will comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and MSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Materially Adverse Effect.

Section 6.7           Maintenance of Properties. Each Credit Party will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect.

Section 6.8           Accounting Methods and Financial Records. The Borrower for itself and on behalf of its Subsidiaries will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.

Section 6.9           Insurance. The Borrower for itself and its Subsidiaries will (a) maintain with financially sound and reputable insurance companies insurance with respect to its properties and business against loss or damage of the kinds and in amounts customarily insured against by companies in the same or similar businesses operating in the same or similar locations and (b) upon request, furnish to the Administrative Agent at reasonable intervals a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained in accordance with this Section.

Section 6.10         Guarantors.

(a)          Subject to Section 6.10(b), within thirty (30) days (or such longer period as the Administrative Agent may agree to in its sole discretion) following (A) the formation or acquisition of any direct or indirect Domestic Subsidiary after the Closing Date and (B) the end of each fiscal quarter of the Borrower, the Borrower shall cause each non-Credit Party Domestic Subsidiary that is not an Immaterial Subsidiary or an Excluded Subsidiary to provide to the Administrative Agent, for the benefit of the Lender Group, (i) a joinder supplement to this Agreement substantially in the form of Exhibit H (each, a “Joinder Supplement”), pursuant to which each such Domestic Subsidiary shall agree to join as a Guarantor and as a Credit Party under this Agreement, and (ii) all other documentation, including opinion(s) of counsel satisfactory to the Administrative Agent, which in its reasonable opinion is appropriate with respect to such formation, if applicable, and the execution and delivery of the applicable documentation referred to above, and all documentation requested by the Lenders to comply with their “know your customer” obligations under the USA Patriot Act or otherwise imposed pursuant to anti-money laundering rules and regulations. Any document, agreement or instrument executed or issued pursuant to this Section 6.10 shall be a “Loan Document” for purposes of this Agreement.

(b)          Immaterial Subsidiaries shall not be required to become Credit Parties pursuant to Section 6.10(a), provided, that if the assets of all such Immaterial Subsidiaries and all Excluded Subsidiaries at any time of determination exceeds 10% of Consolidated Tangible Assets at the end of the most recently ended fiscal quarter, for which financial statements have been delivered pursuant to Section 6.1 or 6.2, the Borrower shall cause non-Credit Party Immaterial Subsidiaries to become Credit Parties in accordance with Section 6.10(a) until either (A) the matter described in the proviso above ceases to be true after giving effect to any such Immaterial Subsidiary or Immaterial Subsidiaries becoming a Credit Party or (B) all Immaterial Subsidiaries are Credit Parties.

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(c)          The Borrower may designate any Immaterial Subsidiary that is not a Credit Party as a Credit Party from time to time, so long as such Immaterial Subsidiary shall have provided to the Administrative Agent, for the benefit of the Lender Group, the items specified in Section 6.10(a).

Section 6.11         Payment of Taxes and Claims. Each Credit Party will pay and discharge all federal and material state income and other material taxes, assessments and governmental charges and levies before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) for which adequate reserves (in accordance with GAAP) have been accrued or (b) the failure to make such payment could not reasonably be expected to result in a Materially Adverse Effect.

Section 6.12         Visits and Inspections. The Borrower will permit representatives of the Administrative Agent and the Lender Group (in a single group coordinated through the Administrative Agent), once per calendar year at the expense of the Administrative Agent and the Lender Group, upon reasonable prior notice to the Borrower, to (a) inspect the properties of the Borrower and/or any of its Subsidiaries, (b) examine the books and records (and make copies thereof) of the Borrower and/or any of its Subsidiaries, and (c) discuss with their officers and independent certified public accountants their financial position and results of operations; provided, that if an Event of Default has occurred and is continuing, such visits (i) shall require no prior notice, (ii) shall not be limited in number per calendar year, (iii) shall be at the expense of the Borrower, (iv) may be conducted by the Administrative Agent or any other member of the Lender Group, and (v) do not have to be coordinated through the Administrative Agent.

Section 6.13         Further Assurances. Upon the reasonable request of the Administrative Agent, each Credit Party will promptly cure, or cause to be cured, defects in the creation and issuance of any Revolving Loan Notes and the execution and delivery of the Loan Documents (including this Agreement), resulting from any act or failure to act by any Credit Party or any employee or officer thereof. Each Credit Party at its expense will promptly execute and deliver, or cause to be executed and delivered, to the Administrative Agent and the Lenders, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of the Credit Parties, or to correct any omissions, or more fully to state the obligations set out herein or in any of the Loan Documents, or to obtain any consents, all as may be necessary or appropriate in connection therewith.

Section 6.14         Indemnity; Limitation on Damages. Each Credit Party will indemnify and hold harmless each Indemnified Person from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, litigation, other proceedings, and costs, expenses (including fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not the Indemnified Person or any Credit Party is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against an Indemnified Person by any third party or by the Borrower or any other Credit Party, resulting from any breach or alleged breach by the Credit Parties of any representation or warranty made hereunder, or otherwise in any way relating to or arising out of the Commitments, this Agreement, the other Loan Documents, or any other document contemplated by this Agreement, the making, administration or enforcement of the Loan Documents and the Loans, any transaction contemplated hereby, Borrower’s use of any Loan proceeds or the Commitments, or any related matters unless, with respect to any of the above, such Indemnified Person is determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT. This Section 6.14 shall survive termination of this Agreement.

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Section 6.15         Environmental Matters.

(a)          Each Credit Party shall at all times indemnify and hold harmless each Indemnified Person against and from any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges, and expenses, of any nature whatsoever under or on account of the Environmental Laws, except to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final non-appealable order of a court of competent jurisdiction, including the assertion of any lien thereunder with respect to:

(i)          any discharge of Hazardous Materials, the threat of a discharge of any Hazardous Materials or the presence of any Hazardous Materials on the Properties that originates or emanates from the Properties;

(ii)         any costs of removal or remedial action incurred by the US government or any costs incurred by any other person or damages from injury to, destruction of, or loss of natural resources, including reasonable costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Laws in each case relating to the business of the Credit Parties or their Properties;

(iii)        liability for personal injury or property damage arising under any statutory or common law tort theory (including without limitation damages assessed) for the maintenance of a public or private environmental nuisance or for the carrying on of an abnormally dangerous activity at or caused by any Credit Party or Subsidiary or near the Properties; and/or

(iv)        any other environmental matter affecting the Properties within the jurisdiction of the Environmental Protection Agency, any other Federal agency, or any state, local, or foreign environmental agency.

(b)          All of the representations, warranties, covenants and indemnities of this Section 6.15 and Section 5.1(t) shall survive the termination of this Agreement and the repayment of the Obligations and shall survive the transfer of any or all right, title and interest in and to the Properties by the Credit Parties or any of their Subsidiaries to any party, whether or not affiliated with the Credit Parties.

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Section 6.16         Anti-Corruption Laws; Sanctions. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and the Borrower shall ensure that none of the other Credit Parties and its or their respective directors, officers, employees and agents shall use, the proceeds of any Loan or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE 7

NEGATIVE COVENANTS

Until the later of the date the Obligations (other than contingent indemnification obligations as to which no claim is pending) are repaid in full in cash and the date the Commitments are terminated:

Section 7.1           Indebtedness. No Credit Party will create, assume, incur, or otherwise become obligated in respect of, or suffer to exist, any Indebtedness except:

(a)          Indebtedness under this Agreement and the other Loan Documents and the Bank Products Documents;

(b)          Indebtedness existing as of the Closing Date and described on Schedule 7.1(b);

(c)          Unsecured Indebtedness owed to the Borrower or any Subsidiary of the Borrower;

(d)          (i) Secured Indebtedness described in clauses (f), (j), (q) and (r) of Permitted Liens and (ii) unsecured Indebtedness in respect of bids, trade contracts, statutory or regulatory obligations, surety bonds, appeal bonds, performance bonds, reclamation bonds, and other obligations of a like nature, incurred in the ordinary course of business which are not past due;

(e)          Unsecured Indebtedness owed to a Person that is not the Borrower or a Subsidiary of the Borrower so long as no Event of Default shall exist or result therefrom on a Pro Forma Basis (it being agreed, for the avoidance of doubt, that Guarantees by a Credit Party of any non-Credit Party Indebtedness must be permitted under Section 7.4);

(f)          Subject to clause (o) of the definition of “Permitted Liens” to the extent such Indebtedness is secured, Indebtedness that is assumed in connection with a Permitted Acquisition; provided, that (i) such Indebtedness is not created in contemplation of such Permitted Acquisition and (ii) the aggregate principal amount of such Indebtedness shall not exceed $50,000,000 at any time; and

(g)          Indebtedness in respect of any overdrafts and related liabilities arising from cash management services; provided that the principal amount of such Indebtedness shall be repaid in full within five (5) Business Days of the incurrence thereof.

Section 7.2           Liens. No Credit Party will create, incur, assume or suffer to exist any Lien on any of its assets, except for Permitted Liens.

Section 7.3           Restricted Payments. No Credit Party will directly or indirectly make any Restricted Payment, or set aside any funds for any such purpose except:

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(a)          each of the Borrower’s Subsidiaries may make Restricted Payments;

(b)          the Borrower may make Dividends within sixty (60) days after the date of declaration thereof, so long as at such declaration date, no Event of Default existed or would result therefrom;

(c)          the Borrower may make Restricted Payments (other than Dividends) so long as no Event of Default shall exist or result therefrom;

(d)          the Borrower may make cash payments in lieu of the issuance of fractional Equity Interests; and

(e)          the Borrower and its Subsidiaries may make Restricted Payments, not exceeding $15,000,000 in the aggregate in any fiscal year, to employees, officers, and directors in the ordinary course of business pursuant to compensation, benefit, and other similar plans.

Section 7.4           Investments. No Credit Party will make Investments, except:

(a)          Cash Equivalents;

(b)          Investments in existence on the Closing Date and described on Schedules 5.1(c)-1, 5.1(c)-2, and 7.4;

(c)          the conversion of any of its Accounts into notes or Equity Interests from the applicable Account Debtor so long as such Account Debtor is in financial distress as determined by such Credit Party in good faith;

(d)          Investments in any Credit Party;

(e)          Investments arising out of Hedge Transactions entered into in the ordinary course of business;

(f)          other Investments (including, without limitation, Investments in any Subsidiary that is not a Credit Party) made after the Closing Date so long as (i) no Event of Default shall exist or result therefrom, (ii) the aggregate amount of such Investments outstanding at any time does not exceed $500,000,000, and (iii) the aggregate amount of such Investments outstanding at any time in, and Acquisitions of, Excluded Subsidiaries does not exceed $100,000,000;

(g)          Investments received in connection with a bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h)          loans or advances to employees, officers or directors of the Borrower and its Subsidiaries in the ordinary course of business for travel, relocation and related expenses; and

(i)          Investments consisting of noncash consideration received from a Permitted Asset Disposition.

Section 7.5           Affiliate Transactions. No Credit Party will engage in any transactions with any of its Affiliates, except: (a) on an arm’s-length basis; (b) between or among Credit Parties not involving any other Affiliates; (c) any Investment in a Subsidiary that is not a Credit Party permitted by Section 7.4; and (d) any Restricted Payment permitted by Section 7.3.

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Section 7.6           Mergers and Consolidations; Conduct of Business; Acquisitions; Dispositions.

(a)          No Credit Party will (i) merge or consolidate into any other Person that is not a Credit Party unless the Credit Party is the surviving Person (provided that if the Borrower is party to such merger or consolidation, the Borrower shall be the surviving Person), or (ii) liquidate or dissolve, unless the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Lenders; provided, that the Borrower shall not liquidate or dissolve itself.

(b)          No Credit Party will engage in any business other than businesses substantially similar, ancillary or related to, and reasonable extensions of, the businesses conducted by the Borrower and its Subsidiaries on the Closing Date.

(c)          No Credit Party will make any Acquisition except for Permitted Acquisitions.

(d)          No Credit Party will sell, lease, transfer or otherwise dispose of any assets, except for Permitted Asset Dispositions.

(e)          The Borrower will not change its jurisdiction of organization to a jurisdiction located outside of the United States.

Section 7.7           Sales and Leasebacks. No Credit Party will, directly or indirectly, sell or transfer to a third party any assets, and then or thereafter rent or lease as lessee such assets or any part thereof or other assets which such Credit Party intends to use for substantially the same purpose or purposes as the assets sold or transferred, except where (i) the Indebtedness incurred in connection with such arrangement would be permitted under Section 7.1 and (ii) any Lien created as a consequence of such arrangement would be a Permitted Lien.

Section 7.8           Amendment and Waiver. No Credit Party will amend, modify or waive any of its rights under its certificate of incorporation, bylaws or other organizational documents which could reasonably be expected to have a Materially Adverse Effect.

Section 7.9           Restrictive Agreements. No Credit Party will, directly or indirectly, enter into after the Closing Date any agreement that prohibits, restricts or imposes any condition upon (a) its ability to create, incur or permit any Lien upon any of its assets, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Equity Interests, to make or repay loans or advances to any Credit Party, to Guarantee Indebtedness of any Credit Party or to transfer any of its assets to any Credit Party; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or the assets being sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.

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Section 7.10         Use of Proceeds. No Credit Party shall use the proceeds of the Loans or Letters of Credit for any purpose other than for general corporate purposes, and for such other purposes to the extent not inconsistent with the provisions of this Agreement. No part of the proceeds of any Loan or Letter of Credit will be used by the Credit Parties, whether directly or indirectly, to purchase or carry Margin Stock or for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X, or in any other manner that would violate Section 5.1(q). The Borrower will not request any Loan or Letter of Credit, and no Credit Party shall use, nor permit its respective directors, officers, employees and agents to use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto, or (d) in any manner that would result in the representation in Section 5.1(v) being incorrect.

Section 7.11         Accounting Changes. No Credit Party will make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of any Credit Party.

Section 7.12         Government Regulation. The Borrower will not, and will not permit any other Credit Party to, (a) be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Credit Parties, or (b) fail to provide documentary and other evidence of the identity of the Credit Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Credit Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.

Section 7.13         Financial Covenants.

(a)          The Borrower shall not permit the Total Leverage Ratio as of the last day of any fiscal quarter through September 30, 2016 to be greater than 3.50 to 1.00, and as of the last day of any fiscal quarter thereafter to be greater than 3.25 to 1.00; provided, that (x) for each fiscal quarter ending after the achievement by the Borrower of a 5B Rating (including the fiscal quarter in which such 5B Rating is achieved), the maximum Total Leverage Ratio shall be 3.50 to 1.00, and (y) if the Borrower has a 5B Rating on the date it consummates an Acquisition for which the Acquisition Consideration is $75,000,000 or greater, then the maximum Total Leverage Ratio as of the last day of the three (3) fiscal quarters ending thereafter (including the fiscal quarter in which such Acquisition occurred) shall be 3.75 to 1.00.

(b)          The Borrower shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 3.00 to 1.00.

ARTICLE 8

DEFAULT

Section 8.1           Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

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(a)          Any representation or warranty made by any Credit Party under this Agreement or any other Loan Document shall prove incorrect or misleading in any material respect (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects) when made or deemed to have been made pursuant to Section 5.2; or

(b)          (i) Any payment of principal under this Agreement or under the other Loan Documents, or any reimbursement obligations with respect to any Letter of Credit, shall not be received by the Administrative Agent on the date such payment is due, or (ii) any payment of interest, fees, or other amounts (other than principal) under this Agreement or under the other Loan Documents shall not be received by the Administrative Agent or Lender, as applicable, on or before three (3) Business Days after the due date thereof; or

(c)          Any Credit Party shall default in the performance or observance of any agreement or covenant contained in (i) Section 6.4(b), 6.4(c), 6.4(d), 6.5(i), 6.10, 6.12, 6.13, or Article 7 or (ii) Sections 6.1, 6.2, 6.3, 6.4(a), 6.4(e) or 6.4(f) and, with respect to this clause (ii) only, such default shall not be cured within the earlier of (x) ten (10) days from the date that the Borrower knew of the occurrence of such default, or (y) ten (10) days after written notice of such default is given to the Borrower; or

(d)          Any Credit Party shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such default shall not be cured within the earlier of (i) thirty (30) days from the date that the Borrower knew of the occurrence of such default, or (ii) thirty (30) days after written notice of such default is given to the Borrower; or

(e)          Any Credit Party shall default in the performance or observance of any agreement or covenant contained in any of the other Loan Documents (other than this Agreement or as otherwise provided in this Section 8.1) which shall not be cured within the applicable cure period, if any, provided for in such Loan Document; or

(f)          Any Change in Control; or

(g)          (i) There shall be entered a decree or order for relief in respect of any Credit Party under the Bankruptcy Code, or any other applicable Federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of any Credit Party or of any substantial part of its properties, or ordering the winding-up or liquidation of the affairs of any Credit Party, or (ii) an involuntary petition shall be filed against any Credit Party and a temporary stay entered and (A) such petition and stay shall not be diligently contested, or (B) any such petition and stay shall continue undismissed for a period of sixty (60) consecutive days; or

(h)          Any Credit Party shall (i) commence an insolvency proceeding or consent to the institution of an insolvency proceeding or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of such Credit Party or of any substantial part of its properties, (ii) fail generally to pay its debts as they become due, or (iii) take any action in furtherance of any such action; or

(i)          One or more judgments, orders or awards (excluding any amounts paid or covered by insurance as to which the insurance company has not disputed coverage) shall be entered by any court against any Credit Party for the payment of money which exceeds, together with all such other judgments, orders, or awards, $50,000,000 in the aggregate, or a warrant of attachment or execution or similar process shall be issued or levied against property of any Credit Party pursuant to any judgment which, together with all other property of the Credit Parties and their Subsidiaries subject to other such process, exceeds $50,000,000 in the aggregate; or

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(j)          one or more ERISA Events shall have occurred that, in the opinion of the Majority Lenders, could reasonably be expected to, individually or in the aggregate, result in a payment obligation of any Credit Party in an amount exceeding $50,000,000, or otherwise reasonably be expected to result in a Materially Adverse Effect; or

(k)          (i) any event or condition shall occur which results in the acceleration of the maturity of Indebtedness of any Credit Party (other than the Obligations) having an aggregate outstanding principal amount in excess of $50,000,000 (individually or in the aggregate with other Indebtedness) or enables (or, with the giving of notice or passing of time or both, would enable) the holders of such Indebtedness (or any Person acting on such holders’ behalf) to accelerate the maturity thereof before its normal expiration or (ii) any Credit Party shall default under any Hedge Transaction which results in a payment obligation of any Credit Party in excess of $50,000,000; or

(l)          All or any portion of any Loan Document shall at any time and for any reason be declared to be null and void, or a proceeding shall be commenced by any Credit Party, or by any Governmental Authority having jurisdiction over the Credit Parties, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Credit Party shall deny that it has any liability or obligation for the payment of any Obligation purported to be created under any Loan Document; or

(m)          Any Credit Party shall default in the compliance with its performance of reclamation bonding agreements (including indemnity agreements relating to any such bonding agreements) and obligations thereunder and such default, either individually or in the aggregate, results in a payment obligation in excess of $50,000,000; or

(n)          Any Credit Party shall default in the compliance with or the performance of any VPP Transaction Document and its obligations thereunder if such default results in a payment obligation of any Credit Party in excess of $50,000,000.

Section 8.2           Remedies. If an Event of Default shall have occurred and be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement, the other Loan Documents or under Applicable Law:

(a)          With the exception of an Event of Default specified in Section 8.1(g) or (h), the Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders, (i) terminate the Commitments, or (ii) declare the principal of and interest on the Loans and all other Obligations (other than any Bank Products Obligations) to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding, or both.

(b)          Upon the occurrence and continuance of an Event of Default specified in Sections 8.1(g) or (h), such principal, interest, and other Obligations (other than any Bank Products Obligations) shall thereupon and concurrently therewith become due and payable, and the Commitments shall forthwith terminate, all without any action by the Lender Group, or any of them and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

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(c)          The Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders exercise all of the post-default rights granted to the Lender Group, or any of them, under the Loan Documents or under Applicable Law.

(d)          In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any acceleration of the Obligations pursuant to the provisions of this Section 8.2 or, upon the request of the Administrative Agent, after the occurrence of an Event of Default and prior to acceleration, the Borrower shall promptly upon demand by the Administrative Agent deposit in a Letter of Credit Reserve Account opened by the Administrative Agent for the benefit of the Lender Group an amount equal to one hundred and three percent (103%) of the aggregate then undrawn and unexpired amount of such Letter of Credit Obligations. Amounts held in such Letter of Credit Reserve Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations in the manner set forth in Section 2.11. Pending the application of such deposit to the payment of the Reimbursement Obligations, the Administrative Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account and all interest accrued thereon shall be held with such deposit as security for the Letter of Credit Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied, and all other Letter of Credit Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrower. Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

(e)          The rights and remedies of the Lender Group hereunder shall be cumulative, and not exclusive.

ARTICLE 9

THE ADMINISTRATIVE AGENT

Section 9.1           Appointment of the Administrative Agent.

(a)          Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b)          The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Majority Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank

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Section 9.2           Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.12), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code or any other bankruptcy law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code or any other bankruptcy law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.12) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3           Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swing Bank and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swing Bank and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

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Section 9.4           Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Majority Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Majority Lenders where required by the terms of this Agreement.

Section 9.5           Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6           The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Majority Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7           Successor Administrative Agent.

(a)          The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.

(b)          Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Majority Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Majority Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring or removed Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

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(c)          In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.15, then the Issuing Bank and the Swing Bank may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swing Bank, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

Section 9.8           Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.9           The Administrative Agent May File Proofs of Claim.

(a)          In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Article 6 and 10.2) allowed in such judicial proceeding; and

(ii)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)          Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article 6 and 10.2.

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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10         Indemnification. The Lenders shall indemnify (to the extent not reimbursed by the Borrower) and hold harmless the Administrative Agent and each of its employees, representatives, officers, directors, agents, consultants, counsel, accountants, and advisors (each an “Administrative Agent Indemnified Person”) pro rata in accordance with their Revolving Commitment Ratios from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, investigations, costs, expenses (including fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not an Administrative Agent Indemnified Person or any such Lender is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against an Administrative Agent Indemnified Person resulting from any breach or alleged breach by the Credit Parties of any representation or warranty made hereunder, or otherwise in any way relating to or arising out of the Commitments, this Agreement, the other Loan Documents or any other document contemplated by this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement (other than Bank Products Documents), the making, administration or enforcement of the Loan Documents and the Loans or any transaction contemplated hereby or any related matters unless, with respect to any of the above, such Administrative Agent Indemnified Person is determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct. This Section 9.10 is for the benefit of each Administrative Agent Indemnified Person and shall not in any way limit the obligations of the Credit Parties under Article 6. The provisions of this Section 9.10 shall survive the termination of this Agreement.

Section 9.11         Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 9.12         Guaranty Matters.

(a)          Subject to Section 6.10(b), a Guarantor shall automatically be released from its obligations under the Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary.

(b)          Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release any Credit Party from its obligations hereunder or under the applicable Loan Documents pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to release such Credit Party from its obligations under the applicable Loan Documents (including any Guarantor from its obligations under the Guaranty), in each case in accordance with the terms of the Loan Documents and this Section. Any execution and delivery of documents pursuant to this Section 9.12 shall be without recourse to or warranty by the Administrative Agent.

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Section 9.13         Syndication Agents. Each Lender hereby designates Wells Fargo Bank, National Association, and U.S. Bank national Association as Co-Syndication Agents and agrees that the Syndication Agents shall have no duties or obligations under any Loan Documents to any Lender or any Credit Party.

Section 9.14         Right to Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to enforce the Loan Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Loan Documents may be exercised solely by the Administrative Agent.

Section 9.15         Bank Products Obligations and Hedge Obligations. No Bank Products Provider that obtains the benefits of Section 2.11 by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Products Obligations and Hedge Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Products Provider, as the case may be.

ARTICLE 10

MISCELLANEOUS

Section 10.1         Notices.

(a)          All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given five (5) days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when delivered to the telegraph office or sent out (with receipt confirmed) by telex or telecopy (or to the extent specifically permitted under Section 10.1(c) only, when sent out by electronic means) addressed to the party to which such notice is directed at its address determined as in this Section 10.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)          If to any Credit Party, to such Credit Party in care of the Borrower at:

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

Attn: Treasury Services

Telecopy No.: 205-298-2962

With a copy to (which shall not constitute notice):

Vulcan Materials Company

120 Urban Center Drive

Birmingham, Alabama 35242

Attn: Lindsay Sinor, Assistant General Counsel

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(ii)         If to the Administrative Agent, to it at:

SunTrust Bank

3333 Peachtree Road NE, 8th Floor

Atlanta, GA 30326

Telecopy No.: 404-439-7409

Attention: Portfolio Manager

With a copy to (which shall not constitute notice):

Jones Day

Suite 800

Atlanta, Georgia 30309

Attn: Aldo LaFiandra, Esq.

Telecopy No: 404-581-8330

(iii)        If to the Lenders, to them at the addresses set forth on the signature pages of this Agreement or in any Assignment and Acceptance pursuant to which such Lender became a Lender hereunder; and

(iv)        If to the Issuing Bank, at the address set forth on the signature pages of this Agreement.

(b)          Any party hereto may change the address to which notices shall be directed under this Section 10.1 by giving five (5) Business Days’ prior written notice of such change to the other parties.

(c)          (i) Notices and other communications to the Lender Group hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender Group member pursuant to Article 2 if such Lender Group member, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

(ii)         Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent as determined by a final, nonappealable court of competent jurisdiction.

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(iii)        The Platform is provided “as is” and “as available.” Neither of the Administrative Agent nor any of its officers, directors, employees, agents, advisors or representatives warrant the accuracy, adequacy, or completeness of the Platform and each expressly disclaims liability for errors or omissions in the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Affiliates of the Administrative Agent in connection with the Platform.

(iv)        Each of the Credit Parties, the Lenders and the Issuing Banks agree that the Administrative Agent may, but shall not be obligated to, (A) store any electronic communications received in connection with this Agreement on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies and (B) deliver any information required to be delivered to the Lenders under Article 6 by posting such information on the Platform.

Section 10.2         Expenses. The Borrower agrees to promptly pay or promptly reimburse:

(a)          All reasonable out-of-pocket expenses of the Administrative Agent, the Issuing Bank, the Swing Bank and their respective Affiliates in connection with the preparation, negotiation, execution, delivery and syndication of this Agreement, and the other Loan Documents, the transactions contemplated hereunder and thereunder, and the making of the initial Loans hereunder, including, but not limited to, the reasonable fees and disbursements of counsel, advisors, and consultants for the Administrative Agent, the Issuing Bank, the Swing Bank and their respective Affiliates;

(b)          All reasonable out-of-pocket expenses of the Administrative Agent, the Issuing Bank, the Swing Bank and their respective Affiliates and agents in connection with the administration of the transactions contemplated in this Agreement, and the other Loan Documents, and the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by the Lenders relating to this Agreement, or the other Loan Documents, including, but not limited to the reasonable fees and disbursements of counsel, advisors, and consultants for the Administrative Agent, the Issuing Bank, the Swing Bank and their respective Affiliates;

(c)          All reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder;

(d)          All out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, the Issuing Bank, the Swing Bank, and any Lender in connection with any restructuring, refinancing, or “work out” of the transactions contemplated by this Agreement, and of obtaining performance and enforcing their rights under this Agreement, and the other Loan Documents, and all out-of-pocket costs and expenses of collection if default is made in the payment of the Obligations, which in each case shall include the fees and out-of-pocket expenses of counsel for the Administrative Agent, the Issuing Bank, the Swing Bank, any Lender and their respective Affiliates, and the fees and out-of-pocket expenses of any experts, consultants, agents, or advisors engaged by the Administrative Agent, the Issuing Bank, the Swing Bank, the Lenders, and any of their respective Affiliates; and

(e)          All taxes, assessments, general or special, and other charges levied on, or assessed, placed or made against any Revolving Loan Notes or the Obligations.

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Section 10.3         Waivers. The rights and remedies of the Lender Group under this Agreement, and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Lender Group, or any of them, or the Majority Lenders in exercising any right shall operate as a waiver of such right. The Lender Group expressly reserves the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for a Loan. In the event the Lenders decide to fund a request for a Loan at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further requests for Loans or preclude the Lenders from exercising any rights available to the Lenders under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Lenders or by the Majority Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders’ intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Lenders are party, relating to the Borrower.

Section 10.4         Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, except to the extent limited by Applicable Law, at any time that a Default or Event of Default exists, each member of the Lender Group and each subsequent holder of the Obligations is hereby authorized by the Credit Parties at any time or from time to time, without notice to the Credit Parties or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured, but not including any amounts held by any member of the Lender Group or any of its Affiliates in any escrow account) and any other Indebtedness at any time held or owing by any member of the Lender Group or any such holder to or for the credit or the account of any Credit Party, against and on account of the obligations and liabilities of the Credit Parties, to any member of the Lender Group or any such holder under this Agreement, any Revolving Loan Notes, and any other Loan Document, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, any Revolving Loan Notes, or any other Loan Document, irrespective of whether or not (a) the Lender Group shall have made any demand hereunder or (b) the Lender Group shall have declared the principal of and interest on the Loans and any Revolving Loan Notes and other amounts due hereunder to be due and payable as permitted by Section 8.2 and although said obligations and liabilities, or any of them, shall be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Any sums obtained by any member of the Lender Group or by any subsequent holder of the Obligations shall be subject to the application of payments provisions of Article 2.

Section 10.5         Assignment.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void); provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Administrative Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)          Any Lender (and any Lender that is an Issuing Bank) may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and the Loans at the time owing to it and, if applicable, all or a portion of its portion of the Letter of Credit Commitment and excluding rights and obligations with respect to Bank Products Documents); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s portion of the Revolving Loan Commitment and the Loans at the time owing to it, the aggregate amount of the portion of the Revolving Loan Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent), shall not be less than $1,000,000, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, any assignment shall require the prior written consent of the Administrative Agent and, so long as no Default or Event of Default exists, the Borrower (each such consent not to be unreasonably withheld or delayed); provided, however, that if the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in this Section), the Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided, further, that no such assignment shall be made to a natural Person. Not in limitation of the foregoing, in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans; provided, that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this sentence, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.8(b), 2.9, 6.14, 6.15, 11.3 and 11.5); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

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(c)          The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the portion of the Revolving Loan Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower and the Lender Group shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) in no event shall any Credit Party or any Affiliate of any Credit Party be a Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, to the extent the Participant is adversely effected thereby, agree to any amendment, modification or waiver with respect to any extensions, postponements or delays of the Maturity Date or the scheduled date of payment of interest or principal or fees any reduction of principal (without a corresponding payment with respect thereto), or reduction in the rate of interest (other than a waiver in respect of application of the Default Rate) or fees due to the Lender hereunder or any other Loan Documents that adversely affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.8(b), 2.9, 6.14, 6.15 and 11.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10(b) as though it were a Lender.

(e)          A Participant shall not be entitled to receive any greater payment under Section 2.8(b) or Section 11.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.8(b) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.8(b) as though it were a Lender.

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(f)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a Fund, any pledge or assignment of all or any portion of such Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.6         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an electronic file in Adobe Corporation’s Portable Document Format or PDF file shall be deemed an original signature hereto. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 10.7         Under Seal; Governing Law. This Agreement and the other Loan Documents are intended to take effect as sealed instruments and shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof, except to the extent otherwise provided in the Loan Documents.

Section 10.8         Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.9         Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

Section 10.10       Source of Funds. Notwithstanding the use by the Lenders of the Base Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates tied to such reference rates.

Section 10.11       Entire Agreement. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Each Credit Party represents and warrants to the Lender Group that it has read the provisions of this Section 10.11 and discussed the provisions of this Section 10.11 and the rest of this Loan Agreement with counsel for such Credit Party, and such Credit Party acknowledges and agrees that the Lender Group is expressly relying upon such representations and warranties of such Credit Party (as well as the other representations and warranties of such Credit Party set forth in this Agreement and the other Loan Documents) in entering into this Agreement.

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Section 10.12       Amendments and Waivers.

(a)          Neither this Agreement, any other Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by the Majority Lenders, or in the case of Loan Documents executed by the Administrative Agent (and not the other members of the Lender Group), signed by the Administrative Agent and approved by the Majority Lenders and, in the case of an amendment, also by the Borrower, except that: (i) (A) except as provided in Sections 9.12 and 9.15, the consent of each of the Lenders shall be required for any release of all or substantially all of the value of the Guarantees securing the Obligations, or any contractual subordination of the payment of the Obligations to any other Indebtedness, (B) the consent of each of the Lenders affected thereby shall be required for any extensions, postponements or delays of the Maturity Date or the scheduled date of payment of interest or principal or fees, or any reduction of principal (without a corresponding payment with respect thereto), or reduction in the rate of interest or fees due to the Lenders hereunder or under any other Loan Documents, or any amendment or modification of the definition of “Applicable Margin” or the definition of any component thereof if the effect thereof is to reduce the rate of interest or fees due to the Lenders hereunder or under any other Loan Documents, (C) the consent of each of the Lenders affected thereby shall be required for any amendment of this Section 10.12 or of the definition of “Majority Lenders” or any other provision of the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; (D) the Revolving Loan Commitment of a Lender may not be increased without the consent of such Lender; and (E) the consent of each of the Lenders shall be required for any amendment to Section 2.10 or 2.11; (ii) the consent of the Issuing Bank shall be required for any amendment to Section 2.1(b), Section 2.14, Section 2.15 (as it relates to the issuance of any Letter of Credit), or the definition of “Letter of Credit Commitment”; (iii) the consent of the Guarantors and the Majority Lenders shall be required for any amendment to Article 3; (iv) the consent of the Swing Bank shall be required for any amendment to Section 2.1(c), Section 2.2(g), or Section 2.15 (as it relates to the making of any Swing Loan); (v) the consent of the Administrative Agent only shall be required to amend Schedule 1.1(a) to reflect assignments of all or any portion of the Revolving Loan Commitment and Loans in accordance with this Agreement. In addition to the required consents set forth above, if any Credit Party has entered into a Hedge Transaction with SunTrust Bank or any of its Affiliates while SunTrust Bank was the Administrative Agent, and if SunTrust Bank is no longer the Administrative Agent, the consent of SunTrust Bank or such Affiliate of SunTrust Bank, as applicable, shall be required for any amendment to Section 2.11 or any amendment described in clause (i)(A) above. Any amendment, modification, waiver, consent, termination or release of any Bank Products Documents may be effected by the parties thereto without the consent of the Lender Group. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the portion of the Revolving Loan Commitment and Letter of Credit Commitment, if applicable, of such Lender shall have terminated (but such Lender shall be entitled to the benefit of Article 11 and Section 10.2), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency and to reflect entity name changes and organizational restructurings permitted hereunder so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment.

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(b)          Each Lender grants to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s portion of the Revolving Loan Commitment, the Letter of Credit Commitment, the Loans and Letter of Credit Obligations owing to it and any Revolving Loan Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid Commitment Fee and letter of credit fees owing to such Lender plus the amount necessary to cash collateralize any Letters of Credit issued by such Lender, which right may be exercised by the Administrative Agent if such Lender for whatever reason fails to execute and deliver any amendment, waiver or consent which requires the written consent of all of the Lenders and to which the Majority Lenders, the Administrative Agent and the Borrower have agreed, within five (5) Business Days of the date the execution version thereof was delivered to such Lender. Each Lender agrees that if the Administrative Agent exercises its option hereunder, it shall promptly (but, in any event, within three (3) Business Days) execute and deliver an Assignment and Acceptance and other agreements and documentation necessary to effectuate such assignment. The Administrative Agent may assign its purchase rights hereunder to any assignee if such assignment complies with the requirements of Section 10.5(b).

(c)          If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at the Administrative Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.

Section 10.13       Other Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of any member of the Lender Group to enter into or maintain business relationships with the Borrower, or any of its Affiliates, beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

Section 10.14       Pronouns. The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

Section 10.15       Disclosure. The Administrative Agent, with the consent of the Borrower, shall have the right to issue press releases regarding the making of the Loans and issuance of Letters of Credit and the Revolving Loan Commitment to the Borrower pursuant to the terms of this Agreement.

Section 10.16       Replacement of Lender. In the event that a Replacement Event occurs and is continuing with respect to any Lender, the Borrower may designate another financial institution (such financial institution being herein called a “Replacement Lender”) acceptable to the Administrative Agent, and which is not the Borrower or an Affiliate of the Borrower, to assume such Lender’s Revolving Loan Commitment hereunder, to purchase the Loans and participations of such Lender and such Lender’s rights hereunder and (if such Lender is the Issuing Bank) to issue Letters of Credit in substitution for all outstanding Letters of Credit issued by such Lender, without recourse to or representation or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender plus amounts necessary to cash collateralize any Letters of Credit issued by such Lender, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation satisfactory to the Administrative Agent (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder and such Lender shall no longer be a party hereto or have any rights hereunder provided that the obligations of the Borrower to indemnify such Lender with respect to any event occurring or obligations arising before such replacement shall survive such replacement. The Administrative Agent is hereby irrevocably appointed as attorney-in-fact to execute any such documentation on behalf of any Replacement Lender if such Replacement Lender fails to execute same within five (5) Business Days after being presented with such documentation. “Replacement Event” shall mean, with respect to any Lender, (a) the commencement of or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent; (b) the making of any claim by any Lender under Section 2.8(b), 11.2, 11.3 or 11.5, unless the changing of the lending office by such Lender would obviate the need of such Lender to make future claims under such Sections; (c) such Lender’s becoming a Defaulting Lender; or (d) such Lender refuses to consent to a proposed amendment, modification, waiver or other action requiring consent of the holders of 100% of the Revolving Loan Commitment or 100% of the affected Lenders under Section 10.12 that is consented to by the Majority Lenders prior to the replacement of any such Lenders in connection therewith.

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Section 10.17       Confidentiality; Material Non-Public Information.

(a)          No member of the Lender Group shall disclose any material non-public confidential information (“MNPI”) regarding the Credit Parties or their Subsidiaries without the consent of the Borrower, other than (i) to any Related Party of any member of the Lender Group (it being understood that such Related Parties will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to it on a non-confidential basis from a source other than the Credit Parties or any of their Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (subject to the acknowledgment and acceptance by such assignee or participant that such MNPI is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of information (including “click-through” agreements), (vii) on a confidential basis to any rating agency and (viii) on a confidential basis to the CUSIP Service Bureau or any similar organization.

(b)          The parties hereto agree that, except as provided in the immediately following sentence, all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties or their Subsidiaries hereunder (collectively, the “Borrower Materials”) shall be deemed to contain MNPI for purposes of US federal and state securities laws; provided that, upon the request of the Administrative Agent from time to time, the Credit Parties shall be entitled to require the Borrower to confirm whether any Borrower Materials that have been provided or delivered hereunder do not contain MNPI. The Credit Parties represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, (B) administrative materials of a customary nature prepared by the Credit Parties or Administrative Agent (including, Request for Loan, Notices of Conversion/Continuation, Request for Issuance of Letter of Credit, Swing Loan requests and any similar requests or notices), and (C) information which has been filed by the Credit Parties with the Securities and Exchange Commission or publicly disclosed by the Credit Parties. Before distribution of any Borrower Materials, at the request of the Administrative Agent, the Credit Parties agree to execute and deliver to the Administrative Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

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Section 10.18       Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by the Borrower or any other Credit Party, or the transfer to the Lender Group of any property, should for any reason subsequently be declared to be void or voidable under any state or Federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group, or any of them, is required or elects to repay or restore, and as to all reasonable costs, expenses and attorneys fees of the Lender Group related thereto, the liability of the Borrower or such other Credit Party, as applicable, automatically shall be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.

Section 10.19       Contribution Obligations.

(a)          If, as of any date, the aggregate amount of payments made by a Credit Party on account of the Obligations exceeds the aggregate amount of proceeds from Loans used by such Credit Party in its business (such excess amount being referred to as an “Accommodation Payment”), then each of the other Credit Parties (each such Credit Party being referred to as a “Contributing Credit Party”) shall be obligated to make contribution to such Credit Party (the “Paying Credit Party”) in an amount equal to (i) the product derived by multiplying the sum of each Accommodation Payment of each Credit Party by the Allocable Percentage (as defined below) of the Credit Party from whom contribution is sought less (ii) the amount, if any, of the then outstanding Accommodation Payment of such Contributing Credit Party (such last mentioned amount which is to be subtracted from the aforesaid product to be increased by any amounts theretofore paid by such Contributing Credit Party by way of contribution hereunder, and to be decreased by any amounts theretofore received by such Contributing Credit Party by way of contribution hereunder); provided, however, that a Paying Credit Party’s recovery of contribution hereunder from the other Credit Parties shall be limited to that amount paid by the Paying Credit Party in excess of its Allocable Percentage of all Accommodation Payments then outstanding of all Credit Parties. As used herein, the term “Allocable Percentage” shall mean, on any date of determination thereof, a fraction the denominator of which shall be equal to the number of Credit Parties who are parties to this Agreement on such date and the numerator of which shall be one; provided, however, that such percentages shall be modified in the event that contribution from a Credit Party is not possible by reason of insolvency, bankruptcy or otherwise by reducing such Credit Party’s Allocable Percentage equitably and by adjusting the Allocable Percentage of the other Credit Parties proportionately so that the Allocable Percentages of all Credit Parties at all times equals 100%.

(b)          Each Credit Party hereby subordinates any claims, including any right of payment, subrogation, contribution (including rights of contribution pursuant to Section 10.19(a)) and indemnity, that it may have from or against any other Credit Party, and any successor or assign of any other Credit Party, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the prior payment in full of all of the Obligations (other than contingent indemnification obligations for which no claim has been made) in cash and termination of all Commitments; provided, unless an Event of Default shall then exist, the foregoing shall not prevent or prohibit the repayment of intercompany accounts and loans among the Credit Parties in the ordinary course of business.

(c)          Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the joint obligations of any Credit Party shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or Federal law relating to fraudulent conveyances or transfers) then the obligations of each Credit Party hereunder shall be limited to the maximum amount that is permissible under applicable law (whether Federal or state and including, without limitation, the Bankruptcy Code), after taking into account, among other things, such Credit Party’s right of contribution and indemnification from each other Credit Party under this Agreement or applicable law.

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(d)          The provisions of this Section 10.19 are made for the benefit of the Lenders and their respective successors and permitted assigns, and may be enforced by any such Person from time to time against any of the Credit Parties as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Credit Parties or to exhaust any remedies available to it against any of the other Credit Parties or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 10.19 shall remain in effect until the payment in full of all of the Obligations (other than contingent indemnification obligations for which no claim has been made) in cash and termination of all Commitments. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Credit Parties, or otherwise, the provisions of this Section 10.19 will forthwith be reinstated in effect, as though such payment had not been made.

Section 10.20       No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Party acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Lender Group members are arm’s-length commercial transactions between such Credit Party and its Affiliates, on the one hand, and the Lender Group members, on the other hand, (ii) such Credit Party has consulted its own legal, accounting, regulatory, and tax advisors to the extent it has deemed appropriate, and (iii) such Credit Party is capable of evaluating, and understands and accepts, the terms, risks, and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Lender Group members is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent, or fiduciary for any Credit Party or any of its Affiliates, or any other Person and (B) no Lender Group member has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lender Group members and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Credit Party and its Affiliates, and no Lender Group member has any obligation to disclose any of such interests to such Credit Party or its Affiliates. To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against each of the Lender Group members with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.21       Qualified ECP Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of such Credit Party’s obligations under its Guaranty hereunder in respect of Hedge Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.21 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.21 or otherwise under its Guaranty hereunder, as it relates to such other Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.21 shall remain in full force and effect until termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than any Letter of Credit for which the Letter of Credit Obligations have been Cash Collateralized or as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made). Each Qualified ECP Guarantor intends that this Section 10.21 constitute, and this Section 10.21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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Section 10.22       USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Credit Parties that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the USA Patriot Act. Each Credit Party shall provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the USA Patriot Act.

ARTICLE 11

YIELD PROTECTION

Section 11.1         Eurodollar Rate Basis Determination. Notwithstanding anything contained herein which may be construed to the contrary, if with respect to any proposed Eurodollar Loan for any Eurodollar Loan Period, the Administrative Agent determines that deposits in Dollars (in the applicable amount) are not being offered to leading banks in the London interbank market for such Eurodollar Loan Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such situation no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 11.2         Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain, or fund its Eurodollar Loans, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower. Before giving any notice to the Administrative Agent pursuant to this Section 11.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in Article 2, the Borrower shall repay in full the then outstanding principal amount of each affected Eurodollar Loan of such Lender, together with accrued interest thereon, either (a) on the last day of the then current Eurodollar Loan Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain and fund such Eurodollar Loan to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Loan to such day. Concurrently with repaying each affected Eurodollar Loan of such Lender, notwithstanding anything contained in Article 2, the Borrower shall borrow a Base Rate Loan from such Lender, and such Lender shall make such Loan in an amount such that the outstanding principal amount of the Revolving Loans held by such Lender shall equal the outstanding principal amount of such Revolving Loans immediately prior to such repayment.

Section 11.3         Increased Costs.

(a)          If any Change in Law:

(i)          Shall subject any Lender to any tax, duty, or other charge with respect to its obligation to make Eurodollar Loans or its Eurodollar Loans, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Loans or in respect of any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Lender);

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(ii)         Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 11.5) with or for the account of, or commitments or credit extended by any Lender, or shall impose on any Lender or the eurodollar interbank borrowing market any other condition affecting its obligation to make such Eurodollar Loans or its Eurodollar Loans; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any such Eurodollar Loans or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under any Revolving Loan Notes with respect thereto, and such increase is not given effect in the determination of the Eurodollar Rate;

(iii)        Shall subject the Issuing Bank or any Lender to any tax, duty or other charge with respect to the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit, or shall change the basis of taxation of payments to the Issuing Bank or any Lender in respect of amounts drawn under Letters of Credit or in respect of any other amounts due under this Agreement in respect of Letters of Credit or the obligation of the Issuing Bank to issue Letters of Credit or maintain Letters of Credit or the obligation of the Lenders to participate in Letters of Credit (except for changes in the rate of tax on the overall net income of the Issuing Bank or any Lender); or

(iv)        Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 11.5) with or for the account of, or commitments or credit extended by the Issuing Bank, or shall impose on the Issuing Bank or any Lender any other condition affecting the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit; and the result of any of the foregoing is to increase the cost to the Issuing Bank or any Lender of issuing, maintaining or participating in any such Letters of Credit or to reduce the amount of any sum received or receivable by the Issuing Bank or any Lender under this Agreement with respect thereto, then promptly upon demand, which demand shall be accompanied by the certificate described in Section 11.3(b), by such Lender or Issuing Bank, the Borrower agrees to pay, without duplication of amounts due under Section 2.8(b), to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such increased costs. Each Lender or Issuing Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender or the Issuing Bank to compensation pursuant to this Section 11.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender or the Issuing Bank, be otherwise disadvantageous to such Lender or the Issuing Bank.

(b)          A certificate of any Lender or the Issuing Bank claiming compensation under this Section 11.3 and setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error. In determining such amount, such Lender or the Issuing Bank may use any reasonable averaging and attribution methods. If any Lender demands compensation under this Section 11.3, the Borrower may at any time, upon at least three (3) Business Days prior notice to such Lender, prepay in full the then outstanding affected Eurodollar Loans of such Lender, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.9. Concurrently with prepaying such Eurodollar Loans, the Borrower shall borrow a Base Rate Loan, or a Eurodollar Loan not so affected, from such Lender, and such Lender shall make such Loan in an amount such that the outstanding principal amount of the Revolving Loans held by such Lender shall equal the outstanding principal amount of such Revolving Loans immediately prior to such prepayment.

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(c)          The Issuing Bank and each Lender shall endeavor to notify the Borrower of any event occurring after the date of this Agreement entitling the Issuing Bank or such Lender, as the case may be, to compensation under this Section 11.3 within one hundred eighty (180) days after the Issuing Bank or such Lender, as the case may be, obtains actual knowledge thereof; provided that if the Issuing Bank or such Lender, as the case may be, fails to give such notice within one hundred eighty (180) days after it obtains actual knowledge of such an event, the Issuing Bank or such Lender, as the case may be, shall, with respect to compensation payable pursuant to this Section 11.3 in respect of any costs resulting from such event, only be entitled to payment under this Section 11.3 for costs incurred from and after the date one hundred eighty (180) days prior to the date that the Issuing Bank or such Lender, as the case may be, gives such notice.

Section 11.4         Effect On Other Loans. If notice has been given pursuant to Sections 11.1, 11.2 or 11.3 suspending the obligation of any Lender to make any Eurodollar Loan, or requiring Eurodollar Loans of any Lender to be repaid or prepaid, then, unless and until such Lender (or, in the case of Section 11.1, the Administrative Agent) notifies the Borrower that the circumstances giving rise to such repayment no longer apply, all Loans which would otherwise be made by such Lender as to the Eurodollar Loans affected shall, at the option of the Borrower, be made instead as Base Rate Loans.

Section 11.5         Capital Adequacy. If any Lender or Issuing Bank (or any Affiliate of the foregoing) shall have reasonably determined that a Change in Law has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) capital or liquidity as a consequence of such Lender’s or Issuing Bank’s portion of the Revolving Loan Commitment or obligations hereunder to a level below that which it could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) policies with respect to capital adequacy or liquidity immediately before such Change in Law and assuming that such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) capital was fully utilized prior to such adoption, change or compliance), then, promptly upon demand, which demand shall be accompanied by the certificate described in the last sentence of this Section 11.5, by such Lender or Issuing Bank, the Borrower shall immediately pay to such Lender or Issuing Bank such additional amounts as shall be sufficient to compensate such Lender or Issuing Bank for any such reduction actually suffered; provided, however, that there shall be no duplication of amounts paid to a Lender pursuant to this sentence and Section 11.3. A certificate of such Lender or Issuing Bank setting forth the amount to be paid to such Lender or Issuing Bank by the Borrower as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive. The Issuing Bank and each Lender shall endeavor to notify the Borrower of any event occurring after the date of this Agreement entitling the Issuing Bank or such Lender, as the case may be, to compensation under this Section 11.5 within one hundred eighty (180) days after the Issuing Bank or such Lender, as the case may be, obtains actual knowledge thereof; provided that if the Issuing Bank or such Lender, as the case may be, fails to give such notice within one hundred eighty (180) days after it obtains actual knowledge of such an event, the Issuing Bank or such Lender, as the case may be, shall, with respect to compensation payable pursuant to this Section 11.5 in respect of any costs resulting from such event, only be entitled to payment under this Section 11.5 for costs incurred from and after the date one hundred eighty (180) days prior to the date that the Issuing Bank or such Lender, as the case may be, gives such notice.

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ARTICLE 12

JURISDICTION, VENUE AND WAIVER OF JURY TRIAL

Section 12.1         Jurisdiction and Service of Process. FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING BROUGHT BY ANY MEMBER OF THE LENDER GROUP WITH RESPECT TO THIS AGREEMENT, OR ANY OTHER LOAN DOCUMENT, EACH CREDIT PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE STATE OF NEW YORK AND HEREBY IRREVOCABLY DESIGNATES AND APPOINTS, AS ITS AUTHORIZED AGENT FOR SERVICE OF PROCESS, THE BORROWER, OR SUCH OTHER PERSON AS SUCH CREDIT PARTY SHALL DESIGNATE HEREAFTER BY WRITTEN NOTICE GIVEN TO THE ADMINISTRATIVE AGENT. THE LENDER GROUP SHALL FOR ALL PURPOSES AUTOMATICALLY, AND WITHOUT ANY ACT ON THEIR PART, BE ENTITLED TO TREAT SUCH DESIGNEE OF EACH CREDIT PARTY AS THE AUTHORIZED AGENT TO RECEIVE FOR AND ON BEHALF OF SUCH CREDIT PARTY SERVICE OF WRITS, OR SUMMONS OR OTHER LEGAL PROCESS, WHICH SERVICE SHALL BE DEEMED EFFECTIVE PERSONAL SERVICE ON SUCH CREDIT PARTY SERVED WHEN DELIVERED, WHETHER OR NOT SUCH AGENT GIVES NOTICE TO SUCH CREDIT PARTY; AND DELIVERY OF SUCH SERVICE TO ITS AUTHORIZED AGENT SHALL BE DEEMED TO BE MADE WHEN PERSONALLY DELIVERED OR THREE (3) BUSINESS DAYS AFTER MAILING BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH AUTHORIZED AGENT. EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH ABOVE, SUCH SERVICE TO BECOME EFFECTIVE THREE (3) BUSINESS DAYS AFTER SUCH MAILING. IN THE EVENT THAT, FOR ANY REASON, SUCH AGENT OR ITS SUCCESSORS SHALL NO LONGER SERVE AS AGENT OF EACH CREDIT PARTY TO RECEIVE SERVICE OF PROCESS, EACH CREDIT PARTY SHALL SERVE AND ADVISE THE ADMINISTRATIVE AGENT THEREOF SO THAT AT ALL TIMES EACH CREDIT PARTY WILL MAINTAIN AN AGENT TO RECEIVE SERVICE OF PROCESS ON BEHALF OF SUCH CREDIT PARTY WITH RESPECT TO THIS AGREEMENT, ALL OTHER LOAN DOCUMENTS AND THE BANK PRODUCTS DOCUMENTS. IN THE EVENT THAT, FOR ANY REASON, SERVICE OF LEGAL PROCESS CANNOT BE MADE IN THE MANNER DESCRIBED ABOVE, SUCH SERVICE MAY BE MADE IN SUCH MANNER AS PERMITTED BY LAW.

Section 12.2         Consent to Venue. EACH CREDIT PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY IRREVOCABLY WAIVES ANY OBJECTION IT WOULD MAKE NOW OR HEREAFTER FOR THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE FEDERAL COURTS OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 12.3         Waiver of Jury Trial. EACH CREDIT PARTY AND EACH MEMBER OF THE LENDER GROUP TO THE EXTENT PERMITTED BY APPLICABLE LAW WAIVES, AND OTHERWISE AGREES NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH ANY CREDIT PARTY, ANY MEMBER OF THE LENDER GROUP OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE 12.

[Signatures on following pages.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the day and year first above written.

BORROWER:	VULCAN MATERIALS COMPANY,
as the Borrower

	By:	/s/ C. Wes Burton, Jr.
Name: C. Wes Burton, Jr.
Title: Vice President and Treasurer

[VULCAN – CREDIT AGREEMENT]

GUARANTORS:	FLORIDA ROCK INDUSTRIES, INC.
HARPER BROS. INC.
LEGACY VULCAN CORP.
MARYLAND STONE, INC.
S & G CONCRETE CO.
TCS MATERIALS, INC.
THE ARUNDEL CORPORATION
VIRGINIA CONCRETE COMPANY, INCORPORATED

	By:	/s/ C. Wes Burton, Jr.
		Name:	C. Wes Burton, Jr.
		Title:	Vice President and Treasurer

FULTON CONCRETE COMPANY, INC.

	By:	/s/ C. Wes Burton, Jr.
		Name:	C. Wes Burton, Jr.
		Title:	Vice President and Assistant Treasurer

[VULCAN – CREDIT AGREEMENT]

AZUSA ROCK, INC.
CALMAT CO.
TRIANGLE ROCK PRODUCTS, INC.

By:	/s/ C. Wes Burton, Jr.
	Name:	C. Wes Burton, Jr.
	Title:	Assistant Treasurer

VULCAN AGGREGATES COMPANY, LLC

By:	LEGACY VULCAN CORP
	Title:	Manager

By:	/s/ C. Wes Burton, Jr.
	Name:	C. Wes Burton, Jr.
	Title:	Vice President and Treasurer

VULCAN CONSTRUCTION MATERIALS, LP

By:	LEGACY VULCAN CORP
	Title:	General Partner

By:	/s/ C. Wes Burton, Jr.
	Name:	C. Wes Burton, Jr.
	Title:	Vice President and Treasurer

LEGACY VULCAN, LLC

By:	/s/ C. Wes Burton, Jr.
	Name:	C. Wes Burton, Jr.
	Title:	Vice President and Treasurer

[VULCAN – CREDIT AGREEMENT]

BRISA ACQUISITIONS, LLC

By:	FLORIDA ROCK INDUSTRIES, INC.
	Title:	Managing Member

By:	/s/ C. Wes Burton, Jr.
	Name:	C. Wes Burton, Jr.
	Title:	Vice President and Treasurer

VULCAN LANDS, INC.

By:	/s/ C. Wes Burton, Jr.
	Name:	C. Wes Burton, Jr.
	Title:	Assistant Secretary and Assistant Treasurer

[VULCAN – CREDIT AGREEMENT]

ADMINISTRATIVE AGENT AND LENDERS:	SUNTRUST BANK, as the Administrative Agent and a Lender

	By:	/s/ Chris Hursey
		Name:	Chris Hursey
		Title:	Director

[VULCAN – CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jonathan F. Lindvall
Name: Jonathan F. Lindvall
Title: Vice President

Bank of America, N.A., as a Lender

By:	/s/ David B. Jackson
Name: David B. Jackson
Title: Senior Vice President

Regions Bank, as a Lender

By:	/s/ David A. Simmons
Name: David A. Simmons
Title: Senior Vice President

The Northern Trust Company, as a Lender

By:	/s/ Kathryn Schad Reuther
Name: Kathryn Schad Reuther
Title: SVP

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

First Tennessee Bank, as a Lender

By:	/s/ Jay W. Dale
Name: Jay W. Dale
Title: Senior Vice President

SYNOVUS BANK, as a Lender

By:	/s/ Anne H. Lovette
Name: Anne H. Lovette
Title: Director

ATLANTIC CAPITAL BANK, as a Lender

By:	/s/ Preston McDonald
Name: Preston McDonald
Title: Vice President

Wells Fargo Bank, National Association, as a Lender

By:	/s/ Ekta Patel
Name: Elta Patel
Title: Vice President